                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant        [X]

Filed by a Party other than the Registrant        [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              LOGAN'S ROADHOUSE, INC.
               ---------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    -------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies: Common Stock, $.01 par value

         (2)      Aggregate number of securities to which transaction applies:
                  7,199,150 shares of Common Stock and options to purchase 637,931 shares of Common Stock

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $24.00 cash or its equivalent to be paid for each share of Common Stock (for purposes of determining the amount of the filing fee, it is estimated that 7,199,150 shares of Common Stock and options to purchase 637,931 shares of Common Stock at a weighted average exercise price of $14.66 per share will be converted in the merger)

         (4)      Proposed maximum aggregate value of transaction:  $178,737,876

         (5)      Total fee paid:  $35,748

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:                                      .
                                         --------------------------------------

         (2)      Form, Schedule or Registration Statement No.:                .
                                                               ----------------

         (3)      Filing Party:                                                .
                               ------------------------------------------------

         (4)      Date Filed:                                                  .
                             --------------------------------------------------

                                 [LOGAN'S LOGO]



                                                              ________ ___, 1999


Dear Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Logan's Roadhouse, Inc. ("Logan's") on ________ ___, 1999. Details as to the time and place of the Special Meeting are set forth in the accompanying Notice of Special Meeting of Shareholders.

         The purpose of the Special Meeting is to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of December 10, 1998 (the "Merger Agreement"), providing for the merger (the "Merger") of LRI Merger Corporation, a Tennessee corporation and wholly-owned subsidiary of CBRL Group, Inc., a Tennessee corporation ("CBRL"), with and into Logan's, with Logan's being the surviving corporation. If the Merger is consummated, each outstanding share of Logan's Common Stock will be converted into the right to receive $24.00 in cash.

         After careful consideration, the Board of Directors has unanimously approved the Merger Agreement and has determined that the proposed Merger is in the best interests of Logan's shareholders and recommends that you vote FOR the approval of the Merger Agreement. SunTrust Equitable Securities Corporation, financial advisor to Logan's in connection with the Merger, has delivered to the Logan's Board of Directors a written opinion dated December 10, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger consideration to be received by Logan's shareholders pursuant to the Merger was fair, from a financial point of view, to such shareholders.

         The attached Proxy Statement describes the Merger Agreement and the proposed Merger more fully and includes other information about CBRL and Logan's. Please give this information your thoughtful attention.

         Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Logan's Common Stock entitled to be cast at the Special Meeting. Therefore, you are urged to mark, sign, date and return promptly the accompanying proxy card for the Meeting even if you plan to attend. You may vote in person at that time if you so desire even if you have previously returned your proxy.


                                 Sincerely,



                                 EDWIN W. MOATS, JR.
                                 Chairman, Chief Executive Officer and President

                             YOUR VOTE IS IMPORTANT
                     PLEASE SIGN, DATE AND RETURN YOUR PROXY

                             LOGAN'S ROADHOUSE, INC.
                          565 MARRIOTT DRIVE, SUITE 490
                           NASHVILLE, TENNESSEE 37214

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         A Special Meeting of Shareholders (the "Special Meeting") of Logan's Roadhouse, Inc. ("Logan's") will be held at the Marriott Hotel, __________ Room, 600 Marriott Drive, Nashville, Tennessee on __________ ___, 1999, at 9:00 a.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 10, 1998 (the "Merger Agreement"), among Logan's, CBRL Group, Inc. ("CBRL"), Cracker Barrel Old Country Store, Inc. and LRI Merger Corporation ("LRI"), pursuant to which, among other things, (i) LRI will be merged with and into Logan's upon the terms and subject to the conditions contained in the Merger Agreement (the "Merger"), with Logan's being the surviving corporation, (ii) each share of Common Stock of Logan's issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $24.00 in cash and (iii) all outstanding stock options previously issued to purchase shares of Logan's Common Stock held by Logan's directors, officers and employees will become exercisable at the exercise price set forth in such options and be converted into the right to receive $24.00 per share in cash. The aggregate Merger consideration to be paid by CBRL is approximately $179 million. The Merger is more completely described in the accompanying Proxy Statement and a copy of the Merger Agreement is attached as Annex A.

         2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

         Holders of record of Logan's Common Stock, at the close of business on ________ ___, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. The affirmative vote of the holders of a majority of the outstanding shares of Logan's Common Stock entitled to be cast at the Special Meeting is necessary to approve the Merger Agreement.

         PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO, BUT ATTENDANCE AT THE SPECIAL MEETING DOES NOT ITSELF SERVE TO REVOKE YOUR PROXY.

                                 By Order of the Board of Directors,



                                 EDWIN W. MOATS, JR.
                                 Chairman, Chief Executive Officer and President

                  PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY
                    PROMPTLY, WHETHER YOU PLAN TO ATTEND THE
                             SPECIAL MEETING OR NOT.

           A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Nashville, Tennessee
________ ___, 1999

                             LOGAN'S ROADHOUSE, INC.

                                 PROXY STATEMENT
                                     FOR THE
                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 1999


         This Proxy Statement is being furnished to the holders of Common Stock of Logan's Roadhouse, Inc., a Tennessee corporation ("Logan's" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Logan's (the "Logan's Board"), for use in connection with a special meeting of shareholders of Logan's (the "Special Meeting"), which is to be held on ________ ___, 1999, or any adjournment or postponement thereof. At such meeting, the shareholders of Logan's will consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of December 10, 1998, by and among CBRL Group, Inc., a Tennessee corporation ("CBRL"), Cracker Barrel Old Country Store, Inc., a Tennessee corporation and wholly-owned subsidiary of CBRL ("Cracker Barrel"), LRI Merger Corporation, a Tennessee corporation and wholly-owned subsidiary of CBRL ("LRI"), and Logan's (the "Merger Agreement"), pursuant to which LRI will be merged with and into Logan's (the "Merger"), with Logan's being the surviving corporation. As a result of the Merger, each of the then outstanding shares of Common Stock, par value $.01 per share, of Logan's (the "Logan's Common Stock"), will be converted into the right to receive $24.00 in cash.

         The Merger is subject to the satisfaction of a number of conditions, including, among others, approval of the Merger Agreement and the Merger by the affirmative vote of a majority of the outstanding shares of Logan's Common Stock entitled to be cast at the Special Meeting. For a more complete description of the terms of the Merger, see "THE MERGER" and "THE MERGER AGREEMENT."

         This Proxy Statement and the form of Proxy are first being mailed to holders of Logan's Common Stock on or about __________ ___, 1999.

            The date of this Proxy Statement is __________ ___, 1999.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

AVAILABLE INFORMATION.............................................................................................5

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.................................................................5

SUMMARY...........................................................................................................6

SELECTED FINANCIAL DATA...........................................................................................11

THE SPECIAL MEETING...............................................................................................12
     General......................................................................................................12
     Date, Place and Time.........................................................................................12
     Record Date; Quorum..........................................................................................12
     Votes Required...............................................................................................12
     Voting and Revocation of Proxies.............................................................................13
     Solicitation of Proxies......................................................................................13

THE MERGER........................................................................................................13
     Background of the Merger.....................................................................................13
     Reasons for the Merger; Recommendations of the Board of Directors............................................15
     Opinion of SunTrust Equitable Securities Corporation.........................................................16
     Interests of Certain Persons in the Merger...................................................................20
     Accounting Treatment.........................................................................................22
     Federal Income Tax Consequences..............................................................................22
     Regulatory Approvals.........................................................................................24
     Financing the Merger.........................................................................................24

THE MERGER AGREEMENT..............................................................................................24
     General......................................................................................................24
     The Merger...................................................................................................25
     Conversion of Shares.........................................................................................25
     Representations and Warranties...............................................................................26
     Covenants....................................................................................................26
     Conditions Precedent.........................................................................................27
     Termination Fee..............................................................................................28
     Termination..................................................................................................28
     Effective Time of the Merger.................................................................................28
     Amendment....................................................................................................29

MARKET PRICE DATA.................................................................................................29

DIVIDENDS.........................................................................................................30

BUSINESS OF LOGAN'S...............................................................................................30

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF...................................................................32

INDEPENDENT AUDITORS..............................................................................................33

OTHER MATTERS.....................................................................................................33


Annex A           Agreement and Plan of Merger among Logan's Roadhouse, Inc., CBRL Group, Inc.,
                  Cracker Barrel Old Country Store, Inc. and LRI Merger Corporation.............................A-1

Annex B           Opinion of SunTrust Equitable Securities Corporation..........................................B-1

Annex C           Form of Proxy.................................................................................C-1

                              AVAILABLE INFORMATION

         Logan's is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Citicorp Center, Chicago, Illinois 60601. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Logan's Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statements and other information with respect to Logan's can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         Logan's was incorporated in Tennessee in March 1995. Unless the context requires otherwise, references in this Proxy Statement to "Logan's" or to the "Company" refer to Logan's Roadhouse, Inc. and its subsidiaries. Logan's executive offices are located at 565 Marriott Drive, Suite 490, Nashville, Tennessee 37214, and its telephone number is (615) 885-9056.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Copies of such reports, proxy statements and other information filed by Logan's, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference, are available without charge, upon written or oral request, from the Secretary of Logan's, 565 Marriott Drive, Suite 490, Nashville, Tennessee 37214, telephone
(615) 885-9056.

         The following documents previously filed by Logan's with the Commission are incorporated by reference into this Proxy Statement:

                   1. Logan's Annual Report on Form 10-K for the fiscal year ended December 28, 1997.

                   2. Logan's Quarterly Reports on Form 10-Q for the quarters ended April 19, July 12 and October 4, 1998.

                   3.      Logan's Current Report on Form 8-K filed December 14,
1998.

         All documents filed by Logan's pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) is modified or superseded by such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         All information contained in this Proxy Statement or incorporated herein by reference with respect to Logan's and its subsidiaries was supplied by Logan's, and all information contained in this Proxy Statement with respect to CBRL and its subsidiaries was supplied by CBRL. Although neither Logan's nor CBRL has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained herein, or with respect to Logan's, incorporated by reference herein, are inaccurate or incomplete, neither Logan's nor CBRL warrants the accuracy or completeness of such statements or information as they relate to the other party.

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement, including the Annexes hereto, which are a part of this Proxy Statement. This Summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement, the Annexes hereto and the documents incorporated by reference herein. Certain capitalized terms used in this Summary are defined elsewhere in this Proxy Statement.

THE COMPANIES

         Logan's Roadhouse, Inc. Logan's operates 41 Company-owned Logan's Roadhouse restaurants and four franchised restaurants, all of which feature steaks, ribs, chicken and seafood dishes in a distinctive atmosphere reminiscent of an American roadhouse. The Logan's Roadhouse concept is designed to appeal to a broad range of customers by offering a wide variety of items in a very casual, relaxed dining atmosphere that is lively and entertaining. The lively, country "honky-tonk" atmosphere of Logan's Roadhouse restaurants seeks to appeal to families, couples, single adults and business persons. The Company's spacious restaurants are constructed of rough-hewn cedar siding in combination with bands of corrugated metal outlined in double-striped, red neon. The interiors are decorated with hand-painted murals depicting typical scenes from American roadhouses of the 1940s and 1950s, concrete and wooden planked floors and neon signs and feature Wurlitzer (TM) jukeboxes playing contemporary country hits. The restaurants also feature a display cooking grill and an old-fashioned meat counter displaying steaks, ribs, seafood and salads, and include a spacious, comfortable bar area with a large-screen television. Since the first Logan's Roadhouse restaurant opened in 1991 in Lexington, Kentucky (which was acquired by the Company in 1992), the Company has opened 40 additional Logan's Roadhouse restaurants in Alabama, Florida, Georgia, Indiana, Kentucky, Louisiana, Tennessee, Virginia and West Virginia, and has franchised two Logan's Roadhouse restaurants in Oklahoma, one in North Carolina and one in South Carolina. See "BUSINESS OF LOGAN'S."

         CBRL Group, Inc. CBRL is a holding company whose subsidiaries own restaurants, which currently include Cracker Barrel and Carmine's Gourmet Market (two full service markets featuring separate departments with strong Italian flavor). The purpose of establishing CBRL was to provide the greater business flexibility of a holding company structure. After the reorganization by which Cracker Barrel became a wholly-owned subsidiary of CBRL, Cracker Barrel's business continued and will continue unchanged under the name Cracker Barrel Old Country Store, Inc., with the same management and employees as before the reorganization. CBRL is a Tennessee corporation with its principle executive offices located at 106 Castle Heights Avenue North, Lebanon, Tennessee 37087 (615-444-5533).

         Cracker Barrel Old Country Store, Inc. Cracker Barrel, a Tennessee corporation organized in 1969, together with its affiliates, owns and operates over 375 full service "country store" restaurants in 36 states. The stores are located along interstate highways, except for 10 stores that are located at "tourist destinations." The restaurants serve breakfast, lunch and dinner and feature homestyle country cooking prepared on the premises from Cracker Barrel's own recipes using quality ingredients and emphasizing authenticity. The stores are constructed in a rustic, country store design and feature a separate retail area offering a wide variety of decorative and functional items, specializing in hand-blown glassware, cast iron cookware, toys and wood crafts, as well as various old fashion candies, jellies and other foods. Cracker Barrel's principal executive offices are located at 106 Castle Heights Avenue North, Lebanon, Tennessee 37087 (615-444-5533).

         LRI Merger Corporation. LRI is a newly incorporated Tennessee corporation. To date, LRI has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement, and the consummation of the transactions contemplated thereby. Accordingly, there is no meaningful financial information with respect to LRI. LRI is a wholly-owned subsidiary of CBRL. The principle executive offices of LRI are located at 106 Castle Heights Avenue North, Lebanon, Tennessee 37087 (615-444-5533).

SPECIAL MEETING

         At the Special Meeting, the holders of Logan's Common Stock will consider and vote upon the recommendation of the Logan's Board to approve the Merger Agreement. Holders of record of Logan's Common Stock at the close of business on ______ ___, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. As of December 21, 1998, there were 7,199,150 shares of Logan's Common Stock issued and outstanding. Each share of Logan's Common Stock is entitled to one vote at the Special Meeting. For additional information relating to the Special Meeting, see "THE SPECIAL MEETING."

VOTES REQUIRED

         Approval of the Merger Agreement by the shareholders of Logan's requires the affirmative vote of the holders of a majority of the outstanding shares of Logan's Common Stock entitled to be cast at the Special Meeting. As of December 21, 1998, the directors and executive officers of Logan's and other affiliates of Logan's beneficially owned an aggregate of 304,277 shares of Logan's Common Stock (excluding shares issuable upon exercise of options), or approximately 4.2% of the shares of Logan's Common Stock.

         In the event that the Merger Agreement is not approved by Logan's shareholders, the Merger Agreement may be terminated by Logan's or CBRL in accordance with its terms. See "THE SPECIAL MEETING--Votes Required" and "THE MERGER AGREEMENT--Termination."

THE MERGER

         Recommendation of the Board of Directors. The Logan's Board has approved the Merger Agreement and recommends a vote FOR approval of the Merger Agreement by the shareholders of Logan's. The Logan's Board believes that the terms of the Merger are in the best interests of Logan's and its shareholders.

         Opinion of Financial Advisor. SunTrust Equitable Securities Corporation ("STES") has acted as financial advisor to Logan's in connection with the Merger and has delivered to the Logan's Board its written opinion (the "STES Opinion") dated December 10, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger consideration of $24.00 per share was fair, from a financial point of view, to the holders of Logan's Common Stock. The full text of the written opinion of STES, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Proxy Statement and should be read carefully and in its entirety. The STES Opinion is directed only to the fairness of the Merger consideration from a financial point of view, does not address the fairness of any other aspect of the Merger or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. See "THE MERGER--Opinion of SunTrust Equitable Securities Corporation."

         Interests of Certain Persons in the Merger. In considering the recommendation of the Logan's Board with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of the management of Logan's and the Logan's Board have interests in the Merger that are in addition to the interests of shareholders of Logan's generally. Jerry O. Bradley, a director of Logan's, abstained from the vote by the Logan's Board with respect to the Merger because of his ownership interest in CBRL. In addition, the executive officers and directors of Logan's own options to purchase 475,500 shares of Logan's Common Stock, including options to purchase 243,375 shares that will become exercisable upon the affirmative vote of a majority of Logan's shareholders for approval of the Merger Agreement. After the Merger, Edwin W. Moats, Jr., the current President and Chief Executive Officer of Logan's, will serve as President and Chief Operating Officer of Logan's; Peter W. Kehayes, the current Executive Vice President and Chief Operating Officer of Logan's, will serve as Executive Vice President of Operations; Ralph W. McCracken, the current Senior Vice President of Development, will continue to serve in that capacity; and David J. McDaniel, the current Senior Vice President of Finance and Chief Financial Officer of Logan's, will continue to serve in that capacity. See "THE MERGER--Interests of Certain Persons in the Merger."

         Accounting Treatment. The Merger will be accounted for as a purchase under generally accepted accounting principles ("GAAP").

         Federal Income Tax Consequences. For federal income tax purposes, an individual holder of shares of Logan's Common Stock who exchanges such shares for cash pursuant to the Merger will be treated as having sold his or her shares of Logan's Common Stock for cash in a taxable transaction. Gain or loss will be recognized on the exchange in an amount equal to the difference between the cash received and the holder's adjusted tax basis in the shares of Logan's Common Stock exchanged therefor. Such gain or loss will be a capital gain or loss if the holder of the shares of Logan's Common Stock held such shares as a capital asset at the Effective Time, and may qualify as long-term capital gain or loss if such holder held the shares of Logan's Common Stock for a period greater than 12 months at the Effective Time. See "THE MERGER--Federal Income Tax Consequences" for a more detailed description of the above federal income tax matters.

         Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), provides that certain business combinations (including the Merger) may not be consummated until certain information has been furnished to the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. On January ___, 1999, CBRL and Logan's made their respective filings with the DOJ and the FTC with respect to the Merger. On __________, 1999, the DOJ and the FTC granted CBRL and Logan's early termination of the HSR Act waiting period. Notwithstanding the early termination of the HSR Act waiting period, at any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws, including requesting additional information, seeking to enjoin the consummation of the Merger or seeking the divestiture by CBRL of all or any part of the stock or assets of Logan's. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge were made, that it would not be successful.

         Financing the Merger. The total amount of funds required by CBRL and LRI to consummate the Merger will be approximately $179 million, excluding fees and expenses. CBRL intends to utilize cash from operations and its existing credit facility with a commercial bank to fund the Merger consideration.

THE MERGER AGREEMENT

         Terms of the Merger. Pursuant to the Merger Agreement, LRI will merge with and into Logan's at the effective time of the Merger (the "Effective Time"), with Logan's being the surviving corporation (the "Surviving Corporation"). Logan's Amended and Restated Charter, as amended and existing at the Effective Time, and the Bylaws of Logan's in effect at the Effective Time, will govern the Surviving Corporation until amended or repealed in accordance with applicable law. At the Effective Time, each outstanding share of Logan's Common Stock will be converted into the right to receive $24.00 in cash. See "THE MERGER AGREEMENT."

         In addition, on the date of the Special Meeting, provided Logan's shareholders vote to approve the Merger Agreement, all options to purchase shares of Logan's Common Stock which are outstanding at such time, whether or not then vested or exercisable, will immediately become exercisable at the exercise price set forth in such options and be converted into the right to receive $24.00 cash per share.

         Conversion of Shares. At the Effective Time, (i) each share of Logan's Common Stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, automatically and without any action on the part of Logan's or the holder thereof, be converted into the right to receive $24.00 in cash, without interest, (ii) each share of Logan's Common Stock, if any, held in the treasury of Logan's will be canceled and (iii) each issued and outstanding share of Common Stock of LRI will be converted into one share of Common Stock of the Surviving Corporation. See "THE MERGER AGREEMENT--Conversion of Shares."

         Representations and Warranties. The Merger Agreement contains certain representations and warranties made by each of the parties thereto. See "THE MERGER AGREEMENT--Representations and Warranties."

         Covenants. The Merger Agreement contains certain covenants of Logan's and CBRL, Cracker Barrel and LRI that are applicable during the period from December 10, 1998 until the Effective Time. See "THE MERGER
AGREEMENT--Covenants."

         Termination Fee. In the event that the Logan's Board, in the exercise of its fiduciary duties under applicable law, terminates the Merger Agreement and within one year after the effective date of such termination, Logan's executes a definitive agreement with respect to an Alternative Transaction (as hereinafter defined), then at the time of such execution, Logan's shall pay CBRL a termination fee in the amount of $5,500,000. See "THE MERGER AGREEMENT--Termination Fee."

         Conditions to the Merger. The obligations of CBRL and Logan's to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) obtaining the requisite approval of Logan's shareholders, (ii) the absence of any injunction prohibiting consummation of the Merger and (iii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger, including the expiration of all applicable waiting periods (or extensions thereof) under the HSR Act. See "THE MERGER AGREEMENT--Conditions Precedent." Except for conditions relating to the approval of the Merger Agreement by Logan's shareholders, obtaining all necessary consents and approvals relating to the Merger and the Merger Agreement (except for the filing of the Articles of Merger), and the expiration of the applicable waiting period under the HSR Act, each party may, at its option, waive in writing any of the conditions to its obligations to consummate the Merger. In the event that the waiver of a condition by Logan's would materially and adversely affect the Merger consideration, or any other terms of the transaction, Logan's would provide supplemental proxy information to its shareholders and, if the Special Meeting has not been held, the opportunity to revoke previously delivered proxies or, if the Special Meeting has been held, notice of another Special Meeting to consider the Merger.

         Termination. The Merger Agreement may be terminated at any time prior to the Effective Time in a number of circumstances, which include, among others:
(a) by the mutual consent of Logan's and CBRL; (b) by either Logan's or CBRL if
(i) a court or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order shall have become final and nonappealable, or (ii) the conditions to the obligations of such party shall be satisfied and such obligations of the other party are not capable of being satisfied by March 25, 1999; or (c) by Logan's if the Logan's Board, in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law, determines that an Alternative Transaction is more advantageous to Logan's shareholders than the Merger. See "THE MERGER AGREEMENT--Termination."

         Effective Time of the Merger. The Merger will become effective upon the filing by CBRL, LRI and Logan's, and acceptance for record, of the Articles of Merger under the Tennessee Business Corporation Act (the "TBCA"), or at such later time as may be specified in such Articles of Merger. The Merger Agreement requires that this filing be made as soon as practicable following satisfaction or waiver of the various conditions to the Merger set forth in the Merger Agreement, or at such other time as may be agreed by CBRL and Logan's. See "THE MERGER AGREEMENT--Conditions Precedent" and "--Effective Time of the Merger."

MARKET AND MARKET PRICE

         Logan's Common Stock is listed under the symbol "RDHS" on the Nasdaq National Market. The closing sale price of Logan's Common Stock as reported on the Nasdaq National Market on December 10, 1998, the last business day preceding public announcement of the Merger, was $21.06.

                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following table sets forth selected financial data of the Company and Logan's Partnership (the "Predecessor") as of and for the fiscal years ended December 26, 1993, December 25, 1994, December 31, 1995, December 29, 1996 and December 28, 1997, and for the 40 weeks (third quarter) ended October 5, 1997 and October 4, 1998. The statement of earnings data for the 40 weeks ended October 5, 1997 and October 4, 1998 and the balance sheet data at October 5, 1997 and October 4, 1998 are derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of financial condition and the results of operations. Operating results for the 40 weeks ended October 4, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending December 27, 1998. The financial data for 1993, 1994, and in 1995 through July 25, 1995 included herein are those of the Predecessor. The financial data since July 26, 1995 included herein are those of the Company. The assets and liabilities transferred from the Predecessor to the Company were at the amounts recorded in the accounts of the Predecessor. The following data should be read in conjunction with the Company's Financial Statements and the related Notes thereto incorporated herein by reference.

                                                                  FISCAL YEARS (1)                           THIRD QUARTER ENDED(2)
                                      -------------------------------------------------------------------   -----------------------
                                                                                                            OCTOBER 5,   OCTOBER 4,
                                         1993           1994           1995          1996         1997         1997         1998
                                      ----------     ----------     ----------    ----------   ----------   ----------   ----------
                                                                                                                  (unaudited)
STATEMENT OF EARNINGS DATA:
Net restaurant sales .............       $8,810        $15,005        $27,900       $41,044      $66,530      $49,936      $73,677
Cost of restaurant sales:
  Food and beverage ..............        3,269          5,336          9,953        13,662       21,884       16,408       24,092
  Labor and benefits .............        2,476          4,060          7,506        11,212       18,583       13,851       21,138
  Occupancy and other costs ......        1,701          2,691          4,594         5,974        9,549        7,264       10,870
  Depreciation and amortization...          266            384            990         1,870        3,598        2,709        3,677
General and administrative
  expenses .......................          454            777          1,728         2,449        3,568        2,638        4,162
                                         ------        -------        -------       -------      -------      -------      -------
     Total costs and expenses ....        8,166         13,248         24,771        35,167       57,182       42,871       63,938
                                         ------        -------        -------       -------      -------      -------      -------
       Income from operations ....          644          1,757          3,129         5,877        9,348        7,056        9,739
Other income (expense):
  Interest, net ..................          (95)          (142)          (178)          309          601          375          323
  Franchise income ...............           --             --             --           125          204          152          234
                                         ------        -------        -------       -------      -------      -------      -------
                                            (95)          (142)          (178)          434          805          527          557
                                         ------        -------        -------       -------      -------      -------      -------
       Earnings before income
       taxes(3) ..................          549          1,615          2,951         6,311       10,153        7,592       10,296
Income tax expense(3) ............          191            572          1,046         2,162        3,518        2,681        3,624
                                         ------        -------        -------       -------      -------      -------      -------
       Net earnings(3) ...........       $  358        $ 1,043        $ 1,905       $ 4,149      $ 6,635      $ 4,911      $ 6,672
                                         ======        =======        =======       =======      =======      =======      =======
Net earnings per share(3):
   Basic .........................       $ 0.11        $  0.34        $  0.50       $  0.73      $  1.02      $  0.78      $  0.93
                                         ======        =======        =======       =======      =======      =======      =======
   Diluted: ......................       $ 0.11        $  0.34        $  0.50       $  0.71      $  0.99      $  0.75      $  0.90
                                         ======        =======        =======       =======      =======      =======      =======
Weighted average shares
  outstanding(4)(5)
  Basic ..........................        3,068          3,068          3,775         5,652        6,505        6,314        7,163
  Diluted ........................        3,068          3,068          3,834         5,826        6,726        6,551        7,377

BALANCE SHEET DATA:
Total assets .....................       $1,350        $ 4,036        $19,869       $45,459      $78,523      $74,221      $87,966
Long-term debt, less current
  portion ........................          168            283          1,418            --           --           --           --
Capitalized lease obligations,
  less current portion ...........          437            704            522            --           --           --           --
Total partners' equity (deficit)
  or shareholders' equity ........          (79)           817         15,055        40,002       71,625       69,726       78,797

--------------------

(1) For accounting purposes, the Company has adopted a 52/53 week fiscal year ending on the last Sunday in December.
(2) For accounting purposes, the first quarter consists of 16 weeks, with the second, third and fourth quarters each consisting of 12 weeks (13 weeks in the fourth quarter of 1995 because it was a 53-week year).
(3) Prior to the Company's initial public offering on July 25, 1995, the Predecessor operated the Company's restaurants as a general partnership and was not subject to corporate income taxes. Pro forma adjustments have been made to earnings for 1995 and prior years to give effect to federal and state income taxes as though the Company had been subject to corporate income taxes for the periods presented.
(4) Shares outstanding give effect to the acquisition by the Company of the partnership interests in the Predecessor as if such acquisition occurred as of the beginning of 1993.
(5) All earnings per share data has been restated to reflect the Company's adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share."

                               THE SPECIAL MEETING

GENERAL

         This Proxy Statement is being furnished to holders of Logan's Common Stock in connection with the solicitation of proxies by the Logan's Board for use at the Special Meeting to consider and vote upon a proposal to approve the Merger Agreement.

         Each copy of this Proxy Statement mailed to holders of Logan's Common Stock is accompanied by a form of Proxy to be used at the Special Meeting.

DATE, PLACE AND TIME

         The Special Meeting will be held at the Marriott Hotel, __________ Room, 600 Marriott Drive, Nashville, Tennessee, on _____ ___, 1999, at 9:00 a.m., local time.

RECORD DATE; QUORUM

         The Logan's Board has fixed the close of business on _______, 1999 for the determination of holders of Logan's Common Stock entitled to receive notice of and to vote at the Special Meeting. The presence, in person or by proxy, of a majority of the shares of Logan's Common Stock will constitute a quorum at the Special Meeting. Abstentions (but not broker non-votes) will be counted for purposes of determining the presence of a quorum at the Special Meeting.

VOTES REQUIRED

         As of December 21, 1998, there were outstanding and entitled to vote 7,199,150 shares of Logan's Common Stock (held of record by 135 persons). As of such date, the directors and executive officers of Logan's and their affiliates beneficially owned an aggregate of 304,277 shares of Logan's Common Stock (excluding shares issuable upon exercise of options), or approximately 4.2% of the shares of Logan's Common Stock outstanding on such date. As of December 21, 1998, neither CBRL nor its affiliates beneficially owned any shares of Logan's Common Stock. See "THE MERGER--Interests of Certain Persons in the Merger."

         Approval of the Merger Agreement requires the affirmative vote of a majority of the holders of the outstanding shares of Logan's Common Stock entitled to be cast at the Special Meeting. At a special meeting held on December 10, 1998, the Logan's Board determined that the proposed Merger, and the terms and conditions of the Merger Agreement, were in the best interests of Logan's and its shareholders. The Merger Agreement was adopted and approved by the Logan's Board, which also recommended that the holders of Logan's Common Stock vote FOR approval of the Merger Agreement.

         In the event that the Merger Agreement is not approved by the Logan's shareholders, the Merger Agreement may be terminated by CBRL or Logan's in accordance with its terms. See "THE MERGER AGREEMENT--Termination."

VOTING AND REVOCATION OF PROXIES

         The shares of Logan's Common Stock represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY FOR THE SPECIAL MEETING IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF LOGAN'S COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. Any Proxy given pursuant to the solicitation may be revoked by the person giving it at any time before the Proxy is voted by the filing with the Secretary of Logan's an instrument revoking it or a duly executed Proxy bearing a later date, prior to or at the Special Meeting, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. Only votes cast for approval of the Merger Agreement or other matters constitute affirmative votes. Abstentions and broker non-votes will, therefore, have the same effect as votes against approval of the Merger Agreement at the Special Meeting.

         The Logan's Board is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and subject to applicable rules of Tennessee law. Discretionary authority will not be used to vote in favor of adjournment of the Special Meeting. Votes against approval of the Merger Agreement will not be voted for adjournment of the Special Meeting.

SOLICITATION OF PROXIES

         In addition to solicitation by mail, directors, officers and employees of Logan's, who will not be specifically compensated for such services, may solicit proxies from the holders of Logan's Common Stock, personally or by telephone or telegram or other form of communication. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so.

         Logan's will bear its own expenses in connection with the solicitation of proxies for its Special Meeting.

     SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

         The description of the Merger contained in this Proxy Statement summarizes the material provisions of the Merger Agreement; it is not complete and is qualified in its entirety by reference to the Merger Agreement, the full text of which is attached hereto as Annex A and incorporated herein by reference. All shareholders are urged to read Annex A in its entirety.

BACKGROUND OF THE MERGER

         In November 1996, representatives of STES met with the management of Logan's to discuss the potential benefits to the Company of having a strategic partner. STES and Logan's reviewed numerous publicly-owned restaurant companies to determine those companies that might have an interest in an acquisition of Logan's or a strategic partnership. STES and Logan's contacted several of the most attractive candidates and meetings were arranged with three companies, including Cracker Barrel, in early 1997. These meetings resulted in general discussions about the restaurant industry and Logan's strategy, but the meetings did not result in continued discussions.

         In January 1998, STES and Logan's resumed their analysis of possible strategic partners and contacted representatives of several of the most attractive candidates. No companies expressed sufficient interest to arrange a meeting to have additional discussions at that time.

         In July 1998, counsel to Cracker Barrel contacted STES to express Cracker Barrel's interest in a meeting with Logan's to discuss a possible transaction. Representatives of STES, Logan's, Cracker Barrel and counsel to Cracker Barrel met to discuss their interest in a transaction with Logan's. The discussions were of a general nature and did not result in any continued discussions. In addition, STES had discussions with other potential strategic partners during the summer of 1998. None of these parties expressed an interest in pursuing discussions with Logan's at such time.

         In October 1998, counsel to Cracker Barrel contacted STES to express Cracker Barrel's interest in a meeting to discuss a potential transaction with Logan's. On October 30, 1998, representatives of STES and Logan's met with the management, counsel and financial advisors of Cracker Barrel. Cracker Barrel expressed its interest in a cash acquisition of Logan's and discussed, in general terms, a price range for Logan's Common Stock between 125% ($21.88) and 130% ($22.75) of the current market prices.

         On November 1 and 2, 1998, representatives of STES and Logan's met to discuss a potential business combination with Cracker Barrel, including certain information regarding comparable acquisitions and other financial information.

         On November 3, 1998, representatives of STES met with J.C. Bradford & Co. LLC ("Bradford"), financial advisors to Cracker Barrel, to discuss in greater specificity a potential business combination, including the proposed timing of the transaction and alternatives for forms of consideration. In particular, STES expressed concern over the initially suggested price range and conveyed Logan's possible interest in CBRL Common Stock being used for some or all of the Merger consideration. Bradford informed STES that the initially suggested price range still applied and that Cracker Barrel was not interested in offering stock as consideration in the acquisition. Following discussions of this meeting with Logan's, STES and Bradford had conversations again on November 5, 1998 to discuss the transaction. The discussions focused on Logan's desire for a formal proposal and Logan's concern with the price range.

         On November 10, 1998, Bradford contacted STES to request a meeting among Logan's, Cracker Barrel and its advisors to discuss the potential business combination. STES and Logan's met on November 11, 1998 to discuss the proposed transaction and valuation issues. Following this meeting, STES contacted Bradford and requested a formal offer from Cracker Barrel.

         On November 13, 1998, Dan W. Evins, the Chief Executive Officer of Cracker Barrel contacted Edwin W. Moats, Jr., the Chief Executive Officer of Logan's, to make a formal proposal for an acquisition of Logan's at $24.00 per share in cash. Mr. Moats indicated that he would discuss the proposal with the Logan's Board. On November 16, 1998, STES contacted Bradford to discuss specifics of the proposal and the proposed time schedule for a transaction.

         On November 19, 1998, the Logan's Board met to discuss the proposed transaction. The Logan's Board received an analysis of the transaction from STES and a discussion of other factors regarding the transaction from counsel to Logan's. The Logan's Board determined that it was interested in pursuing the transaction and authorized Mr. Moats to sign a confidentiality agreement with and provide certain financial and other information to Cracker Barrel.

         On November 25, 1998, Logan's signed a confidentiality agreement with Cracker Barrel. During the week beginning November 30, 1998, Logan's made certain information available to Cracker Barrel. In addition, certain executive officers of Logan's had discussions with representatives of Cracker Barrel concerning Logan's and its prospects.

         On December 9, 1998, the Logan's Board met to discuss the terms of the transaction and receive a presentation from STES regarding the transaction. On December 10, 1998, the Logan's Board met to further discuss the transaction and to receive a fairness opinion from STES. After discussions regarding the final terms of the transaction, the Logan's Board voted to approve the transaction.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         Logan's. In reaching its determination to adopt the Merger Agreement, the Board of Directors of Logan's consulted with its management and its financial and legal advisors, and considered a number of factors. The following include all of the material factors considered thereby:

         (i) the presentations of STES to the Logan's Board, the financial information reviewed by STES at the meetings of the Logan's Board on November 19, 1998 and December 9, 1998, and the opinion of STES rendered on December 10, 1998, that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, and limitations on the analyses undertaken, the purchase price was fair from a financial point of view to the shareholders (See "--Opinion of SunTrust Equitable Securities Corporation");

         (ii) the Logan's Board's review, based in part on presentations by STES and Logan's management, of the recent stock performances of public restaurant companies generally, and the stock performance of Logan's in particular, including the fact that the stocks of restaurant companies with growth rates of 25% or higher generally trade at price-to-earnings ratios which are less than half the growth rates of such companies and the tendency of the public markets to undervalue smaller companies, especially those with under $500 million market capitalization;

         (iii) the current and prospective economic and competitive environment facing the restaurant industry generally, and Logan's in particular, including Logan's recent performance as characterized by downward trends in its annual growth rates and the vulnerability of Logan's to many risks, including the failure to meet quarterly earnings expectations and other risks outside Logan's control, such as food poisoning and class action litigation, that are potentially more damaging to smaller companies;

         (iv) the terms of the Merger Agreement and the Merger, including the purchase price, noting that it reflected a 33.3% and a 13.9% premium for Logan's shareholders based on the closing price of Logan's Common Stock on November 12, 1998, the trading day four weeks prior to the approval of the Merger by the Logan's Board, and December 10, 1998, the last trading day prior to the approval of the Merger by the Logan's Board, respectively;

         (v) the terms of the Merger Agreement, including the provision of the Merger Agreement allowing the Logan's Board, in the exercise of its fiduciary duties, to consider an Alternative Transaction and pay a termination fee in the event the Board, in the good faith exercise of its fiduciary duties, terminates the Merger Agreement and enters into a definitive agreement with respect to an Alternative Transaction;

         (vi) the Logan's Board's review, based on the presentation of STES to the Board and discussions with executive officers of Logan's, of alternative business strategies and the belief of the Logan's Board, based upon such review, that other potential financial and strategic partners were not currently interested in combining with Logan's and that the Merger was preferable to any such alternatives; and

         (vii) the expectation that the Merger would be a taxable cash-for-stock transaction (see "--Certain Federal Income Tax Consequences").

         The foregoing discussion of the information and factors considered by Logan's Board is not intended to be exhaustive, but includes all of the material factors considered by the Logan's Board. In the course of its deliberations with respect to the Merger, the Logan's Board discussed the anticipated impact of the Merger on Logan's and its shareholders. In reaching its determination to approve and recommend the Merger, the Logan's Board generally viewed each of the foregoing factors as supporting its approval and recommendation of the Merger Agreement but did not assign any relative or specific weight to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

         THE COMPANY'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S SHAREHOLDERS. THE COMPANY'S BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SHAREHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF THE LOGAN'S BOARD AND MANAGEMENT HAVE CERTAIN INTERESTS IN THE MERGER THAT ARE IN ADDITION TO THOSE OF OTHER SHAREHOLDERS OF LOGAN'S. SEE "--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

         CBRL. The CBRL Board of Directors, after consideration of various relevant factors, approved the Merger Agreement and the transactions contemplated in that document. No relative or specific weights were assigned to the factors considered by the CBRL Board of Directors.

         Generally, the acquisition of Logan's is consistent with CBRL's plans to grow by expanding existing concepts as well as by acquisitions. CBRL believes that Logan's has an excellent management team which has built an exceptional restaurant concept that focuses on high quality food served in a casual and entertaining environment, delivers excellent unit economics, and provides an excellent price-to-value relationship for its guests. CBRL believes Logan's presents significant growth opportunities. CBRL also believes that Logan's will fit well with its existing concepts and does not directly compete with those concepts.

OPINION OF SUNTRUST EQUITABLE SECURITIES CORPORATION

         Pursuant to an engagement letter dated November 20, 1998 (the "Engagement Letter"), Logan's engaged STES to act as its exclusive financial advisor in connection with the possible sale of Logan's. STES is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Logan's selected STES as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger, its reputation and experience in the restaurant industry and its historical investment banking relationship with Logan's.

         In connection with the consideration by Logan's of the merits of the Merger, STES was asked under the terms of the Engagement Letter to perform various financial analyses and deliver to the Board of Directors its opinion based on such analyses. At the December 10, 1998 meeting of the Board of Directors, STES delivered its written opinion (the "STES Opinion") that, as of such date, and based upon and subject to the limitations, assumptions and qualifications set forth in such opinion, the consideration to be received by the shareholders of Logan's in the Merger (the "Merger Consideration") was fair, from a financial point of view, to such shareholders. No limitations were imposed by the Board of Directors upon STES with respect to the investigations made or the procedures followed by it in rendering its opinion.

         THE FULL TEXT OF THE STES OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF REVIEW BY STES, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT. THE FOLLOWING SUMMARY OF THE STES OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE STES OPINION. THE STES OPINION IS ADDRESSED TO LOGAN'S BOARD ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF LOGAN'S AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

         In connection with its opinion, STES has, among other things: (i) reviewed certain publicly available financial and certain other financial information, reports, forecasts and other internal information that was provided to STES by or on behalf of Logan's; (ii) reviewed the draft Merger Agreement;
(iii) compared Logan's from a financial and operational point of view with certain other companies in the restaurant industry that STES deemed to be relevant; (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which STES believed to be comparable to the Merger; (v) reviewed and discussed the historical and current operations of Logan's, its financial condition and prospects with management and representatives of Logan's; and (vi) performed such financial studies, other analyses and examinations and reviewed such other information and factors as STES deemed appropriate.

         In connection with its review, STES did not independently verify the foregoing information and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for Logan's, STES assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates at the time of preparation as to the future financial performance of Logan's and that the forecasts provided a reasonable basis upon which STES could form its opinion. STES has expressed no opinion with respect to such forecasts or the assumptions on which they were based. STES also assumed that there were no material changes in Logan's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to STES. STES relied on advice of counsel and the independent accountants to Logan's as to all legal and financial reporting matters, respectively, with respect to Logan's, the Merger and the draft Merger Agreement. STES has assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, STES did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Logan's and was not furnished with any such appraisals. Finally, the STES Opinion was based on economic, monetary, market and other conditions existing on the date of the STES Opinion and does not address the fairness of the Merger Consideration to the shareholder as of any other date.

         Set forth below is a brief summary of selected analyses performed by STES in connection with the STES Opinion and included in its presentation to Logan's Board of Directors.

         Analysis of Premiums Paid

         STES reviewed the acquisition premiums paid for two groups of selected public companies for certain periods prior to announcing a transaction. For the first group, consisting of 35 transactions in which cash was the acquisition consideration and having a transaction value of between $125 million and $250 million, the median premium paid in the transaction as compared to the acquired company's stock price one day, one week and four weeks prior to the announcement of the transaction were 25.6%, 30.9% and 35.4%, respectively. For the second group, consisting of 16 transactions involving restaurant companies, the median premium paid in the transaction as compared to the acquired company's stock price one day, one week and four weeks prior to the announcement of the transaction were 32.1%, 30.2% and 26.5%, respectively. STES noted that the $24.00 per share transaction value of the Merger implied premiums of 13.9%, 11.6% and 33.3%, respectively, to the stock price of Logan's one day, one week and four weeks prior to the announcement. STES noted that it viewed the relative premiums four weeks prior to announcement as most relevant in its analysis. STES also examined the premium paid for Logan's relative to the average trading price for the one week, four week and twelve week periods prior to the announcement. This analysis indicated premiums of 10.8%, 17.6% and 33.1%, respectively. STES viewed this analysis as supporting fairness since the implied premium four weeks prior to announcement was comparable to premiums in similar transactions.

         Comparable Company Analysis

         STES analyzed a group of twelve publicly-traded restaurant companies. As a multiple of the latest twelve months' ("LTM") revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"), the companies were valued at an average multiple, excluding the high and low values from the range, of 0.9x, 6.9x and 11.6x, respectively. STES determined that the transaction value of $24.00 per share, based upon LTM financial data, implied a valuation for Logan's of 1.9x revenues, 10.5x EBITDA and 14.5x EBIT. STES determined that the transaction value of $24.00 per share represented a multiple of LTM, estimated 1998 and 1999 price-to-earnings ratios ("P/E") of 21.1x, 19.0x and 15.1x, respectively. As a multiple of LTM P/E, 1998 P/E and 1999 P/E, the comparable companies examined were valued at an average multiple, excluding the high and low values from the range, of 17.5x, 16.3x and 13.7x, respectively. STES judged this analysis as supporting fairness since the valuation multiples implied by the transaction value of $24.00 per share were generally in excess of the valuation multiples of comparable companies. No company or transaction used in the above analysis is identical to Logan's or the Merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Logan's and the Merger are being compared.

         Comparable Transaction Analysis

         STES developed a list of twelve merger and acquisition transactions involving selected restaurant companies to determine comparable transaction multiples of revenue, EBITDA and EBIT. STES determined that the $24.00 per share transaction value represents the following multiples based on estimated 1998 financial data: 1.9x, 10.2x and 14.2x, respectively. These multiples compare to the average multiples, excluding the high and low value from the range, paid for other comparable restaurant companies of 1.1x, 8.7x and 15.3x, respectively. No company or transaction used in the above analysis is identical to Logan's or the Merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Logan's and the Merger are being compared. Mathematical analysis (such as determining the mean) is not, in itself, a meaningful method of using comparable transaction data. STES judged this analysis as supporting fairness since the valuation multiples implied by the transaction value of $24.00 per share were generally in excess of the valuation multiples of comparable transactions.


         Discounted Cash Flow Analysis

         Using certain projected financial information, STES calculated the net present value of free cash flows of Logan's through 2002 using discount rates ranging from 11.7% to 13.7%. STES' estimate of the appropriate discount rate was based on the estimated weighted average cost of capital for comparable restaurant companies. STES also calculated the terminal value of Logan's in the year 2002 based on multiples of 2002 free cash flow ranging from 8.0x to 12.0x and discounted these terminal values using the assumed range of discount rates. This analysis indicated a range of per share values for Logan's of $16.56 to $29.68. Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis. STES judged this analysis as supporting fairness since the transaction value of $24.00 per share was within the range of values generated by this analysis.

         Leveraged Buyout Analysis

         STES calculated the price which could be paid for Logan's equity in a leveraged transaction while achieving an adequate internal rate of return on investment. STES applied a leveraged buyout analysis to the financial forecasts for Logan's for calendar years 1999 to 2002, with the assumption of 2% revenue growth rate and constant margins after 2000. STES calculated the value of the equity acquired assuming a 30% and 40% internal rate of return to the equity investors. The return is calculated over a five-year time period with an assumed exit valuation of 8.0x EBITDA. The return levels were selected based upon STES' judgment of the returns expected by equity investors in a leveraged transaction. This analysis indicated values for Logan's equity ranging from $17.38 to $21.10 per share, based upon a 40% and 30% internal rate of return, respectively. Inherent in any leveraged buyout analysis are the use of a number of assumptions, including the accuracy of projections, the appropriate capital structure and the exit multiple used in the analysis. Variations in any of these assumptions or judgments could significantly alter the results of a leveraged buyout analysis. STES judged this analysis as supporting fairness since the transaction value of $24.00 per share was above the range of values indicated by this analysis.

         The summary set forth above does not purport to be a complete description of the presentation by STES to the Board of Directors or the analyses performed by STES. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. STES believes that the analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete or misleading view of the evaluation process underlying its opinion. In addition, STES may have given various analyses more or less emphasis than other analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be STES' view of the actual value of Logan's.

         In performing its analyses, STES made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Logan's. The analyses performed by STES are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of STES' analysis of the fairness of the Merger Consideration to Logan's shareholders and were provided to the Board of Directors in connection with the delivery of the STES Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. STES used in its analyses various projections of future performance prepared by the management of Logan's. The projections are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

         As described above, the STES Opinion and presentation to Logan's Board of Directors were among the many factors taken into consideration by Logan's Board of Directors in making its determination to approve, and to recommend that its shareholders approve, the Merger.

         Pursuant to the Engagement Letter, Logan's paid STES (i) an advisory fee of $75,000 and (ii) an additional fee of $175,000 following the delivery of the STES Opinion, both of which will be credited against any fee payable to STES upon consummation of the Merger. Upon consummation of the Merger, Logan's will become obligated to pay STES a fee of approximately $1.7 million. Logan's has also agreed to reimburse STES for its reasonable expenses. Pursuant to a separate letter agreement, Logan's has agreed to indemnify STES, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

         In the past, STES has provided financial advisory and investment banking services to Logan's and has received customary fees for the rendering of such services. In the ordinary course of its business, STES actively trades securities of Logan's and CBRL for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain Logan's executive officers and members of its Board of Directors have interests in the Merger that are in addition to their interests as shareholders of Logan's generally. Certain of these persons participated in the negotiation of the Merger Agreement. The Logan's Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. Jerry O. Bradley, a director of Logan's, abstained from the vote by the Logan's Board with respect to the Merger because of his ownership interest in CBRL. The executive officers and directors of Logan's own options to purchase 475,500 shares of Logan's Common Stock, including options to purchase 243,375 shares that will become exercisable upon the affirmative vote of a majority of Logan's shareholders for approval of the Merger Agreement. It is anticipated that each of Logan's executive officers will continue his employment with Logan's following the Merger.

         Described below are the material provisions of the employment agreements. Also described below are other payments to which Logan's executive officers may be entitled and which certain other persons will be entitled as a result of the Merger.

         At the time of execution of the Merger Agreement, Edwin W. Moats, Jr. entered into a Second Amended and Restated Employment Agreement (the "Second Amended Agreement") as President and Chief Executive Officer of Logan's until July 31, 2000, unless earlier terminated. In addition, Peter W. Kehayes, Ralph
W. McCracken and David J. McDaniel each entered into Amended Employment Agreements with

Logan's (collectively, the "Amended Employment Agreements"). The initial term of the Amended Employment Agreements expires January 14, 2000, unless earlier terminated. Pursuant to their respective Amended Employment Agreements, Mr. Kehayes is employed as Executive Vice President and Chief Operating Officer, Mr. McCracken is employed as Senior Vice President of Development of the Company and Mr. McDaniel is employed as Senior Vice President of Finance and Chief Financial Officer of the Company.

         The Second Amended Agreement of Mr. Moats provides for an annual base salary of $250,000, which is subject to annual review by the Compensation Committee or Board of Directors, and bonuses, which amounts will be determined in accordance with the Logan's Executive Bonus Plan administered by the Compensation Committee. The employment agreements of Messrs. Kehayes, McCracken and McDaniel provide for annual base salaries of $200,000, $115,000 and $125,000, respectively. The salaries of Messrs. Kehayes, McCracken and McDaniel are subject to annual review by the Compensation Committee or Board of Directors of Logan's. In addition, the Amended Employment Agreements provide for bonuses, which amounts will be determined in accordance with the Logan's Executive Bonus Plan administered by the Compensation Committee.

         The Second Amended Agreement and the Amended Employment Agreements provide that each of the executive officers may terminate his employment agreement without cause by giving Logan's 90 days prior written notice. Pursuant to the terms of the Second Amended Agreement and the Amended Employment Agreements, each of the executive officers has agreed not to disclose Logan's confidential information and, if terminated for cause or if voluntarily terminated, not to compete against Logan's during the term of his employment agreement and for a period of 12 months thereafter.

         In the event of any termination of an executive officer's employment agreement within six months of a "change-in-control" (as defined in each of the Second Amended Agreement and the Amended Employment Agreements), including a voluntary termination by the executive officer (except for a voluntary termination by such executive officer in connection with the Merger), he will be paid all accrued base salary, bonus compensation to the extent earned, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits under any plans of Logan's in which employee is a participant, including accelerated vesting of any awards under Logan's stock option plans, through the date of termination. In addition, each executive officer will receive as severance pay his base salary in monthly installments for 12 months upon any such termination within the initial term of his employment agreement. Mr. Moats also will receive as severance pay pursuant to the Second Amended Agreement his base salary in monthly installments for the greater of 12 months or the remaining term of the Second Amended Agreement and any extensions thereof. Alternatively, each executive officer may elect to receive a lump sum severance payment equal to the present value of the cash flow of severance payments that would otherwise be paid to him. Notwithstanding the foregoing, the Company is not required to pay any amount which is not deductible for federal income tax purposes.

         Each executive officer is entitled to receive his accrued base salary, earned bonus and other benefits through the date of termination in the event that Logan's terminates his employment without cause. Mr. Moats also will receive as severance compensation pursuant to the Second Amended Agreement his base salary for the greater of 12 months or the remaining term of such Agreement. Messrs. Kehayes, McCracken and McDaniel each will receive as severance compensation his base salary for 12 months pursuant to his Amended Employment Agreement. Each executive officer also will receive an amount equal to his average monthly bonus for the two years preceding the date of termination (as if such bonus were paid monthly), which shall be computed on a pro rata basis if the executive officer has not been employed by Logan's for two years at the time of termination. Additionally, any stock options granted to Messrs. Moats, Kehayes, McCracken or McDaniel for shares of CBRL Common Stock will become fully vested and immediately exercisable for a period of 90 days.

         In the event any executive officer is terminated for cause (as defined in each of the Second Amended Agreement and the Amended Employment
Agreements), he is entitled to receive all accrued base salary, earned bonus compensation and unreimbursed expenses through the date of termination, but shall receive no other severance benefits. Each of the Second Amended Agreement and the Amended Employment Agreements also may be terminated if the executive officer dies, in which event his estate will receive these same payments. In addition, pursuant to the Second Amended Agreement, Mr. Moats' estate will receive severance payments equal to six months' salary.

         In the event any executive officer becomes disabled for a period of 60 consecutive days, he is entitled to receive his base salary, insurance, bonus and other benefits for a period of six months from the date such disability began or for such shorter period as he is unable to perform his duties thereunder. In the event he is unable to perform his duties after the expiration of the six-month period, his employment agreement will terminate.

         CBRL has agreed in the Merger Agreement that for six years from and after the Effective Time, it will not, and it will not permit Logan's to, alter the provisions of Logan's Amended and Restated Charter and Bylaws relating to indemnification of officers and directors of Logan's for acts or omissions occurring at or prior to the Effective Time. For a period of six years from the Effective Time, CBRL also will cause Logan's to provide Logan's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is no less favorable than Logan's existing policy or, if substantially equivalent insurance is unavailable, the best available coverage; provided, however, that Logan's (as the Surviving Corporation in the Merger) will not be required to pay an annual premium for the insurance in excess of 300% of the last annual premiums paid prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a purchase under GAAP.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of certain federal income tax consequences of the Merger to holders of shares of Logan's Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, Internal Revenue Service (the "IRS") rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof. Any change to the foregoing sources could be retroactive and, accordingly, could modify the tax consequences discussed herein. No ruling from the IRS with respect to the matters discussed herein has been requested and there is no assurance that the IRS will agree with the conclusions set forth in this discussion. In addition, no tax opinion has been requested or received by the Company with respect to the federal income tax consequences of the Merger.

         The discussion below does not address all of the federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to certain types of shareholders (such as dealers in securities, corporations, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address the federal income tax consequences to shareholders who acquired their shares of Logan's Common Stock through the exercise of employee stock options or otherwise as compensation.

         For federal income tax purposes, an individual holder of shares of Logan's Common Stock who exchanges such shares for cash pursuant to the Merger will be treated as having sold his or her shares of Logan's Common Stock for cash in a taxable transaction. Gain or loss will be recognized on the exchange in an amount equal to the difference between the cash received and the holder's adjusted tax basis in the shares of Logan's Common Stock exchanged therefor. Such gain or loss will be a capital gain or loss if the holder of the shares of Logan's Common Stock held such shares as a capital asset at the Effective Time, and may qualify as long-term capital gain or loss if such holder held the shares of Logan's Common Stock for a period greater than 12 months at the Effective Time.

         Holders of Logan's Common Stock or other payees generally will be required to provide the Paying Agent with their correct taxpayer identification numbers (certified under penalties or perjury) on the Substitute Forms W-9 included as part of the transmittal forms sent to such shareholders pursuant to the Merger. The taxpayer identification number of an individual is his or her social security number. A holder of Logan's Common Stock or other payee who does not provide the Paying Agent with a correct taxpayer identification number may be subject to a penalty imposed by the IRS. Furthermore, payments made to a holder of Logan's Common Stock or other payee may be subject to backup withholding if: (i) the Logan's shareholder or other payee fails to furnish a correct taxpayer identification number, (ii) the Logan's shareholder or other payee furnishes an incorrect taxpayer identification number, (iii) Logan's, CBRL, or the Paying Agent is notified by the IRS that such Logan's shareholder or other payee failed to report dividends or (iv) under certain circumstances, the Logan's shareholder fails to provide a certified statement, signed under penalty or perjury, that the taxpayer identification number provided is the correct number and that the Logan's shareholder is not subject to backup withholding.

         If backup withholding applies, the Paying Agent is required to and will withhold 31 percent of any payment made to a holder of Logan's Common Stock or other payee. Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.

         Generally, a holder of Company Common Stock or other payee may avoid backup withholding by completing the Substitute Form W-9 included as part of the transmittal forms and certifying that the taxpayer identification number included therein is correct and that the holder of Logan's Common Stock or other payee is not subject to backup withholding. Certain types of taxpayers (including corporations and certain foreign individuals) are not subject to these reporting or withholding requirements.

         SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE MERGER, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

         THE FOREGOING SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITH RESPECT TO HOLDERS OF LOGAN'S COMMON STOCK IS WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HOLDER. IN ADDITION, THE FOREGOING SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER NOR DOES IT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER OR ANY ASPECT OF THE MERGER NOT INVOLVING THE EXCHANGE OF LOGAN'S COMMON STOCK. ACCORDINGLY, EACH

HOLDER OF LOGAN'S COMMON STOCK IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

REGULATORY APPROVALS

         The HSR Act prohibits consummation of the Merger until certain information has been furnished to the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied. On January ___, 1999, CBRL and Logan's made their respective filings with the DOJ and the FTC with respect to the Merger Agreement. On __________, 1999, the DOJ and the FTC granted CBRL and Logan's early termination of the HSR Act waiting period. Notwithstanding the termination of the HSR Act waiting period, at any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws, including requesting additional information, seeking to enjoin the consummation of the Merger or seeking the divestiture by CBRL of all or any part of the stock or assets of Logan's. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge were made, that it would not be successful.

         Prior to the Merger, the FTC or the DOJ could seek to enjoin the consummation of the Merger under the federal antitrust laws or require that CBRL or Logan's divest certain assets to avoid such a proceeding. The FTC or DOJ could also, following the Merger, take action under the federal antitrust laws to rescind the Merger, to require divestiture of assets of either CBRL or Logan's, or to obtain other relief.

         Certain other persons, such as states' attorneys general and private parties, could challenge the Merger as violative of the antitrust laws and seek to enjoin the consummation of the Merger and, in the case of private persons, to obtain treble damages. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Logan's does not intend to seek any further shareholder approval or authorization of the Merger Agreement as a result of any action that it may take to resist or resolve any FTC, DOJ or other objections, unless required to do so by applicable law.

FINANCING THE MERGER

         The total amount of funds required by CBRL and LRI to consummate the Merger will be approximately $179 million, excluding fees and expenses. CBRL intends to utilize cash from operations and its existing credit facility with a commercial bank to fund the Merger consideration. For the year ended July 31, 1998, Cracker Barrel had total assets of $992,108,000, net income of $104,136,000, and net sales of $1,317,104,000.

                              THE MERGER AGREEMENT


         The following is a summary of certain provisions of the Merger Agreement and is qualified in its entirety by and subject to reference to the Merger Agreement, a copy of which is attached hereto as Annex A.

GENERAL

         The Merger will become effective when CBRL and Logan's cause the Articles of Merger, which were prepared in accordance with the TBCA, to be executed and filed for record with the

Secretary of State of Tennessee and upon the acceptance for record of the Articles of Merger by the Secretary of State. It is anticipated that the Merger will be effective by March 1999.

THE MERGER

         The Merger Agreement provides that, at the Effective Time, LRI will be merged with and into Logan's on the terms and conditions set forth in the Merger Agreement. Following the Merger, the separate existence of LRI will cease, and Logan's, as the Surviving Corporation, will continue to exist under and be governed by the TBCA as a wholly owned subsidiary of CBRL. At the Effective Time, the Amended and Restated Charter and Bylaws of Logan's, as in effect immediately prior to the Effective Time, will be the Charter and Bylaws of the Surviving Corporation. The directors of the Surviving Corporation will consist of the members of the Board of Directors of LRI, who will serve until successors shall be elected and qualified or until his earlier death, resignation or removal. Each officer of Logan's immediately prior to the Effective Time will be an officer of the Surviving Corporation and will serve in the same capacity as he did at Logan's, except that Mr. Moats will serve as President and Chief Operating Officer and Mr. Kehayes will serve as Executive Vice President of Operations of the Surviving Corporation.

CONVERSION OF SHARES

         At the Effective Time, (i) each share of Logan's Common Stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, automatically and without any action on the part of Logan's or the holder thereof be converted into the right to receive $24.00 in cash, without interest, (ii) each share of Logan's Common Stock, if any, held in the treasury of Logan's will be canceled and (iii) each issued and outstanding share of Common Stock of LRI will be converted into one share of Common Stock of the Surviving Corporation. The Merger consideration is subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of shares of Logan's Common Stock outstanding that occurs after December 10, 1998 (the date of the Merger Agreement). No shares of Logan's Common Stock will be deemed to be outstanding or have any right other than payment for such shares after the Effective Time.

         If the shareholders of Logan's approve of the Merger Agreement, on such date all employee stock options then outstanding under Logan's 1995 Incentive Stock Plan, as amended, and 1995 Non-Employee Director Stock Option Plan, as amended (collectively, the "Stock Option Plans"), to the extent not otherwise exercisable by their terms, will become immediately exercisable at the exercise price set forth in such options. The holder of an option may elect to exercise such option pursuant to the terms of the Stock Option Plans and receive shares of Logan's Common Stock, which shares would then be converted into the right to receive $24.00 in cash. Any options not so exercised will terminate and each such option holder will be entitled to receive $24.00 in cash, less the exercise price and applicable taxes, for each share of Logan's Common Stock that the holder would have been entitled to receive upon exercise of the option if the Merger had not been consummated.

         Immediately after the Effective Time, CBRL will furnish to SunTrust Bank, N.A. (the "Paying Agent") a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger consideration to those who are holders of the outstanding shares of Logan's Common Stock immediately prior to the Effective Time. CBRL will also cause the Paying Agent to mail a letter of transmittal (with instructions for its use) to former record holders of outstanding shares of Logan's Common Stock for use in surrendering the certificates which represented his or its shares of Logan's Common Stock against payment of the Merger consideration. CBRL may cause the Paying Agent to invest the cash included in the Payment Fund in securities issued or guaranteed by the United States of America, investment grade commercial paper or securities of comparable credit and quality; provided, however, that the terms and conditions of the investment must be such as to permit the Paying Agent to make prompt payment of the Merger consideration as necessary. The Paying Agent must pay over to the Surviving Corporation any net earnings with respect to such investment. CBRL may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including earnings thereon) remaining 180 days after the Effective Time, and thereafter all former shareholders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors with respect to the cash payable upon surrender of their certificates. If any old certificate representing shares of Logan's Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the posting by such person of the bond in such reasonable amounts as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such old certificate, the Paying Agent will include in the Payment Fund cash sufficient to make full payment of the Merger consideration with respect to such lost, stolen or destroyed old certificate.

         Each of Logan's, LRI, Cracker Barrel and CBRL is entitled to deduct and withhold from the Merger consideration otherwise payable to any holder of shares of Logan's Common Stock or any holder of stock options, such taxes as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are required to be so withheld, such amounts will be treated for the purposes of the Merger Agreement as having been paid to the holder of the shares of Logan's Common Stock and holders of stock options in respect of which such deductions and withholding was made by Logan's, LRI, Cracker Barrel or CBRL, as the case may be.

REPRESENTATIONS AND WARRANTIES

         In the Merger Agreement, Logan's has made customary representations and warranties to CBRL, Cracker Barrel and LRI, including without limitation, representations and warranties as to organization and qualification, capital structure, authority relative to the Merger Agreement, required consents and approvals, filings made by Logan's with the Commission (including financial statements included in the documents filed by Logan's under the Exchange Act), subsidiaries, absence of material adverse change, governmental authorizations and compliance with laws, absence of undisclosed liabilities and agreements, tax matters, title to properties and absence of liens and encumbrances, material contracts, litigation, labor matters, insider interests, trade names and trademarks, insurance, employment benefit plans and agreements, and environmental matters. CBRL, Cracker Barrel and LRI have also made customary representations and warranties to Logan's, including without limitation, representation and warranties as to organization and qualification, authority relative to the Merger Agreement, and required consents and approvals.

COVENANTS

         The Merger Agreement contains various covenants of Logan's and CBRL, Cracker Barrel and LRI that are applicable during the period from December 10, 1998 (the date of the Merger Agreement) until the Effective Time. The covenants made by Logan's include, without limitation, business covenants relating to its operations, refraining from certain activities without prior written consent of CBRL, that Logan's Board will, as soon as reasonably practical, call a meeting of its shareholders to consider and vote upon the Merger Agreement and, unless inconsistent with the exercise by the Logan's Board of its fiduciary duties, that Logan's Board recommend to Logan's shareholders that the Merger and the transactions contemplated thereby be approved, that CBRL may, prior to the Effective Time, make or cause to be made such investigation of the business and properties of Logan's and its subsidiaries and their financial and legal condition as CBRL deems necessary or advisable.

         If the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses; provided, however, that if, either Logan's, on one hand, or CBRL, Cracker Barrel or LRI, on the other hand, materially breaches the Merger Agreement and the Merger is not consummated because of such breach, the breaching party is required to pay reasonable costs and expenses incurred by counsel and accountants of the non-breaching party; further provided, that no party is required to pay the other party's costs and expenses in excess of $500,000. The parties further covenant that in the event of a breach, the non-breaching party is entitled, in addition to the recovery of costs and expenses discussed above, to any other remedies or damages, at law or in equity, that a court of competent jurisdiction may find appropriate.

         Logan's and its subsidiaries, officers, directors, financial advisors and counsel have covenanted not to solicit, initiate or deliberately encourage submission of proposals or offers from any person relating to the acquisition or purchase of a material amount of the assets of, or any equity interest in, Logan's or any merger, consolidation, or business combination with Logan's; provided, however, that, consistent with the fiduciary obligations of Logan's directors and officers under applicable law, Logan's may participate in any unsolicited discussions or negotiations regarding, and may furnish to any person information or take such other action as it may deem appropriate with respect to, any of the foregoing; provided further, that none of the foregoing can prevent Logan's from taking any position necessary in order to comply with applicable filing and disclosure requirements of federal securities laws, if applicable.

         CBRL has agreed that it will retain all employees of Logan's who are employed at the Effective Time as employees-at-will (except to the extent that such employees are parties to contracts providing for other employment terms, in which case such employees will be retained in accordance with the terms in such contract). CBRL also coveted that it will provide such employees with the same customary employee benefits as Logan's currently provides to its existing employees.

         For six years from the Effective Time, CBRL has agreed not to, and agreed to cause the Surviving Corporation not to, alter the provisions of Logan's Charter and Bylaws relating to indemnification of officers and directors of Logan's and its subsidiaries for acts or omissions occurring at or prior to the Effective Time. CBRL will cause the Surviving Corporation to provide, for a period of six years from the Effective Time, Logan's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is not less favorable than Logan's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation should not be required to pay any annual premium for such director or officer that is in excess of 300% of the last annual premiums paid prior to December 10, 1998 (the date of the Merger Agreement) but in such case must purchase as much coverage as possible for such amount.

CONDITIONS PRECEDENT

         The respective obligations of the parties to consummate the Merger are subject to the fulfillment prior to or on the Effective Time of the following conditions: (a) the shareholders of Logan's will have approved and adopted the Merger Agreement; (b) except for the filing of the Articles of Merger for record with the Secretary of State of Tennessee, all consents, authorizations, orders and approvals of, and filing and registrations with, any governmental commission, board or other regulatory body or any nongovernmental third party which are required for or in connection with the execution and delivery of the Merger Agreement, and the consummation by each party to the Merger Agreement as the transactions contemplated thereby, have been obtained or made; (c) at the Effective Time there must not be any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against any of the parties, which prohibits, restricts or delays consummation of the Merger or any of the conditions to the consummation of the Merger or limits in any material aspects the right of CBRL to control Logan's or any material aspect of the business of Logan's and its subsidiaries after the Effective Time; (d) the representations and warranties of each of the parties contained in the Merger

Agreement must be true and correct in all material aspects at the date of the Merger Agreement and must also be true and correct in all material aspects at and as of the Effective Time; (e) any waiting period, and any extension thereof, under the HSR Act, applicable to the Merger must have expired or have been terminated; (f) the receipt by each party of a satisfactory legal opinion of counsel to the other party; (g) the receipt by CBRL of a "comfort letter" from Logan's independent auditors; (h) the receipt by Logan's of the STES Opinion, updated to the date of this Proxy Statement and to the Effective Time of the Merger; and (i) CBRL must have granted options to certain executive employees of Logan's to purchase up to an aggregate of 250,000 shares of Common Stock of CBRL.

         Except for conditions relating to the approval of the Merger Agreement by Logan's shareholders, obtaining all necessary consents and approvals in connection with the Merger and the Merger Agreement (except the filing of the Articles of Merger), and the expiration of the applicable waiting period under the HSR Act, each party, at its option, may waive in writing any condition to its obligations to consummate the Merger. In the event that the waiver of a condition by Logan's materially and adversely affects the Merger consideration, or any other terms of the transaction, Logan's would provide supplemental proxy information to its shareholders and, if the Special Meeting has not been held, the opportunity to revoke previously delivered proxies or, if the Special Meeting has been held, notice of another Special Meeting to consider the Merger.

TERMINATION FEE

         Logan's may exercise its right to terminate the Merger Agreement in the event that Logan's receives a bona fide offer for a merger, consolidation, or other business combination involving Logan's or substantially all of its assets from any third party (an "Alternative Transaction"), and the Logan's Board determines, in the good faith exercise of its fiduciary duties, that the Alternative Transaction is more advantageous in the opinion of the Logan's Board to the shareholders of Logan's than the consummation of the transactions contemplated under the Merger Agreement, and within one year after the date of such termination Logan's executes a definitive agreement with respect to the Alternative Transaction. Logan's covenants that upon execution of such agreement it must pay to CBRL a fee in the amount of $5,500,000 in immediately available funds.

TERMINATION

         The Merger Agreement and the Merger may be terminated and abandoned at any time prior to the Effective Time: (a) by mutual action of the Board of Directors of CBRL and Logan's; (b) by any party if the conditions of the other party are not complied with or performed in any material respect and such noncompliance and nonperformance has not been cured or eliminated on or before March 25, 1999, (c) by either CBRL or Logan's, if any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining, or otherwise prohibiting the Merger and such order, decree, ruling or other action shall become final and nonappealable, and (d) by the Logan's Board if Logan's has received an offer for an Alternative Transaction, and the Logan's Board has determined, in its exercise of its fiduciary duties, that the Alternative Transaction is more advantageous in the opinion of the Logan's Board to the shareholders of Logan's than the consummation of the transactions contemplated in the Merger Agreement, subject to certain conditions discussed above. In the event of termination and abandonment of the Merger Agreement and the Merger, the Merger Agreement will thereafter become void and have no effect, and no party to the Merger Agreement will have any liability to any other party to the Merger Agreement or its shareholders or directors or officers in respect thereof, except for certain obligations enumerated in the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective upon the filing of the Articles of Merger by CBRL, LRI and Logan's under the TBCA. The Merger Agreement requires that this filing be made as soon as practicable following satisfaction or waiver of the various conditions to the Merger set forth in the Merger Agreement, or, under the TBCA at such other time as may be agreed by CBRL, LRI and Logan's. It is currently anticipated that such filing will be made as soon as reasonably practicable after the Special Meeting and after all regulatory approvals have been obtained, and that the Effective Time will occur upon such filing and acceptance for record with the Secretary of State of Tennessee. There can be no assurance, however, as to whether or when the Merger will occur. See "--Conditions Precedent" and "--Regulatory Approvals."

AMENDMENT

         The Merger Agreement may be amended at any time before or after the approval of the Merger Agreement by action of the respective Boards of Directors of CBRL, Cracker Barrel, LRI and Logan's, as the case may be, without the approval of the shareholders of either party, except that after the Special Meeting, no amendment may be made which by law requires a further approval by the shareholders of Logan's without such further approval being obtained.


                               MARKET PRICE DATA

         Logan's Common Stock is quoted on the Nasdaq National Market under the symbol "RDHS." The following table sets forth, for the periods indicated, the range of high and low sales prices per share as reported by Nasdaq:

                                                                         Logan's
                                                                       Common Stock
                                                                -------------------------
                                                                 High                Low
1996
   First Quarter...................................             $19.17             $11.00
   Second Quarter..................................              23.50              16.50
   Third Quarter...................................              24.00              15.50
   Fourth Quarter..................................              23.50              17.00
1997
   First Quarter...................................             $28.00             $18.00
   Second Quarter..................................              25.75              14.25
   Third Quarter...................................              28.13              23.63
   Fourth Quarter..................................              25.00              13.75
1998
   First Quarter...................................             $25.25             $14.00
   Second Quarter .................................              27.63              19.00
   Third Quarter ..................................              25.00              15.50
   Fourth Quarter (thru December 22, 1998)                       23.50              12.63

         The closing sale price for Logan's Common Stock as reported by the Nasdaq National Market was $21.06 on December 10, 1998, the last trading day immediately prior to the public announcement of the proposed Merger. As of December 21, 1998, there were approximately 135 holders of record of Logan's Common Stock.

         The Logan's Board believes that consideration to be paid by CBRL in connection with the Merger Agreement is fair, based upon, among other factors, the STES Opinion. See "THE MERGER--Reasons for the Merger; Recommendations of the Board of Directors" and "-- Opinion of SunTrust Equitable Securities Corporation."

                                   DIVIDENDS

         Logan's has never declared or paid a dividend on its Common Stock. Before execution of the Merger Agreement, Logan's intended to retain its earnings to finance the growth and development of its business.


                              BUSINESS OF LOGAN'S

         Logan's operates 41 Company-owned Logan's Roadhouse restaurants and four franchised restaurants, all of which feature steaks, ribs, chicken and seafood dishes in a distinctive atmosphere reminiscent of an American roadhouse. The Logan's Roadhouse concept is designed to appeal to a broad range of customers by offering generous portions of moderately-priced, high quality food in a very casual, relaxed dining environment that is lively and entertaining. The restaurants are open seven days a week for lunch and dinner and offer full bar service. The Logan's Roadhouse menu is designed to appeal to a wide variety of tastes, emphasizing extra-aged, hand-cut USDA choice steaks and signature dishes such as fried green tomatoes, baked sweet potatoes and made-from-scratch yeast rolls. Since the first Logan's Roadhouse restaurant opened in 1991 in Lexington, Kentucky (which was acquired by the Company in 1992), the Company has opened 40 additional Logan's Roadhouse restaurants in Alabama, Florida, Georgia, Indiana, Kentucky, Louisiana, Tennessee, Virginia and West Virginia and has franchised two Logan's Roadhouse restaurants in Oklahoma, one in North Carolina and one in South Carolina.

         The Logan's Roadhouse concept is designed to appeal to a broad range of customers by offering a wide variety of items in a very casual, relaxed dining atmosphere that is lively and entertaining. The lively, country "honky-tonk" atmosphere of Logan's Roadhouse restaurants seeks to appeal to families, couples, single adults and business persons. The Company's spacious restaurants are constructed of rough-hewn cedar siding in combination with bands of corrugated metal outlined in double-striped, red neon. The interiors are decorated with hand-painted murals depicting typical scenes from American roadhouses of the 1940s and 1950s, concrete and wooden planked floors and neon signs and feature Wurlitzer (TM) jukeboxes playing contemporary country hits. The restaurants also feature a display cooking grill and an old-fashioned meat counter displaying steaks, ribs, seafood and salads, and include a spacious, comfortable bar area with a large-screen television. While dining or waiting for a table, guests may eat roasted in-shell peanuts and toss the shells on the floor, and watch as cooks prepare steaks and other entrees on gas-fired mesquite grills.

         The Company's operating strategy is to differentiate its restaurants by providing a unique, lively dining atmosphere, maintaining a high price-to-value relationship, offering a diverse menu, and hiring and retaining quality employees. Management believes that the Company's restaurants are unique and provide a relaxed, enjoyable, lively atmosphere for customers. All employees are encouraged to interact with customers in a respectful, friendly manner which encourages customers to relax and enjoy their experience. Also, management believes that the Logan's Roadhouse menu offers more dishes at lower price points than many of its competitors which broadens the Company's target market to include value-driven customers as well as traditional casual dining customers. Moreover, management believes that offering a diverse menu appeals to a broader segment of the population and encourages customers to visit the Company's restaurants more often. Finally, by providing extensive training, employee development and attractive compensation, the Company encourages a sense of personal commitment from its employees. Management believes that the

Company attracts qualified managers by providing a better overall quality of life characterized by a five-day work schedule involving fewer hours than are typically required in the restaurant industry. Management believes its restaurant policies have resulted in a low rate of management-level employee turnover.

         The key elements of the Company's growth strategy include opening restaurants in target markets, selecting and developing high quality restaurant sites, utilizing the Company's prototype restaurant and seeking remodeling opportunities. The Company targets metropolitan markets of approximately 500,000 or more in population primarily in the Southeast, Midwest and Mid-Atlantic that management believes include significant opportunities for potential customers because of the population, income levels, presence of shopping and entertainment centers, offices and colleges and universities. The Company also targets smaller markets of approximately 175,000 or more in population where the appeal of the Company's concept provides an attractive opportunity for the Company. Management devotes significant time and resources to analyzing each prospective site, considering local market demographics, population density, average household income levels and site specific characteristics such as visibility, accessibility, traffic counts and parking. The Company also considers existing local competition and, to the extent such information is available, the revenues of other comparably priced restaurants operating in the market. Management has designed the prototype Logan's Roadhouse restaurant to be larger than many casual dining restaurants as part of its strategy to provide a relaxed atmosphere and maximize sales volumes. The prototype Logan's Roadhouse restaurants operate in new, freestanding buildings, with approximately 7,800 square feet of space situated on a 1.7 acre site, with seating for approximately 290 guests, including 45 bar seats, and parking for 150 automobiles. In addition to developing prototype restaurants, the Company plans to consider developing additional Logan's Roadhouse restaurants in existing buildings. Management believes that its ability to remodel an existing facility into a Logan's Roadhouse permits greater accessibility to quality sites in more developed markets.

         The Company is committed to providing its customers prompt, friendly, efficient service, keeping table-to-server ratios low and staffing each restaurant with an experienced management team to ensure attentive customer service and consistent food quality. Through the regular use of customer surveys and an independently run "mystery shoppers" program, management receives valuable feedback which it uses to improve restaurants and demonstrate a continuing interest in customer satisfaction.

         The Company employs an advertising and marketing strategy designed to establish and maintain a high level of name recognition and to attract new customers. The Company primarily uses radio and outdoor advertising in selected markets. The Company's goal is to develop a sufficient number of restaurants in certain markets to permit the cost-efficient use of television, radio and outdoor advertising. The Company currently spends approximately 2.0% of its annual sales on advertising and public relations. The Company also engages in a variety of promotional activities, such as contributing time, money and complementary meals to charitable, civic and cultural programs, in order to increase public awareness of the Company's restaurants.

         The Company closely monitors sales, product costs and labor at each of its restaurants. Weekly restaurant operating results are used by management to detect trends at each location, and negative trends are promptly remedied where possible. Financial controls are maintained through management of an accounting and management information system that is implemented at the restaurant level. Administrative and management staff prepare daily reports of sales, labor and customer counts. On a weekly basis, condensed operating statements are compiled by the Company's accounting department and provide management a detailed analysis of sales, product and labor costs, with a comparison to budgets and prior period performance.

         The Company strives to obtain consistent quality items at competitive prices from reliable sources. The Company tests various new products in an effort to obtain the highest quality products possible and to be responsive to changing customer tastes. In order to maximize operating efficiencies and to provide the freshest ingredients for its food products, purchasing decisions are made by corporate management.

         The Company has entered into agreements with each of L.W. Group, Inc. ("L.W. Group"), a corporation controlled by David K. Wachtel, Jr., a principal shareholder of the Company, and CMAC Incorporated ("CMAC") (collectively, the "Franchisees") in connection with the franchising of Logan's Roadhouse restaurants in select market areas not in the Company's immediate expansion plans. Pursuant to the agreements, each of L.W. Group and CMAC operates two franchised restaurants in Oklahoma, and one each in North Carolina and South Carolina, respectively. Management is considering other future franchising opportunities in areas which are not in the Company's immediate expansion plans for owned restaurants, and has had discussions with third parties that could result in the franchising of additional Logan's Roadhouse restaurants on similar terms as the Company's agreements with its Franchisees.

         Additional information concerning the Company is included in reports, proxy statements and other information of the Company filed with the Commission which are incorporated by reference in this Proxy Statement. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


         The following table sets forth certain information regarding beneficial ownership of the Common Stock as of December 21, 1998 (unless otherwise noted) by (i) each director and nominee for director who beneficially owns Common Stock, (ii) each executive officer named in the Summary Compensation Table, (iii) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

                                                                                  SHARES            PERCENTAGE OF
                                                                               BENEFICIALLY          OUTSTANDING
NAME OF BENEFICIAL OWNER                                                         OWNED(1)               SHARES
------------------------                                                         --------               ------

Edwin W. Moats, Jr.(2)..........................................                   470,762                6.4%
Peter W. Kehayes (3)............................................                    30,000                *
Ralph W. McCracken(4)...........................................                    68,115                *
David J. McDaniel(5)............................................                    90,500                *
Gary T. Baker(6)................................................                    24,500                *
Jerry O. Bradley(6).............................................                    24,500                *
B. Tom Collins(6)...............................................                    24,400                *
Thomas E. Ervin(6)..............................................                    23,500                *
Ted H. Welch(6).................................................                    23,500                *
Maynard Capital Partners, L.L.C.(7).............................                   806,225               11.2
Pilgrim Baxter & Associates(8)..................................                   565,750                7.9
David K. Wachtel, Jr.(9)........................................                   469,701                6.5
Oberweis Asset Management, Inc.(10).............................                   417,400                5.8
All directors and executive officers as a group (nine
     persons)(11)...............................................                   779,777               10.2%

---------------
*        Less than 1%.
(1) Includes shares of Common Stock subject to options which will vest prior to the Effective Time of the Merger or become exercisable upon the affirmative vote of a majority of Logan's shareholders for approval of the Merger Agreement. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
(2) Includes 1,500 shares beneficially owned by Edwin A. Moats and 1,500 shares beneficially owned by Jeffrey S. Moats, Mr. Moats's sons. Mr. Moats disclaims beneficial ownership of such shares. Also includes vested options to purchase 88,750 shares of Common Stock and options to purchase 101,250 shares of Common Stock which will become exercisable upon the affirmative vote of a majority of Logan's shareholders for approval of the Merger Agreement.
(3) Includes vested options to purchase 7,500 shares of Common Stock and options to purchase 22,500 shares of Common Stock which will become exercisable upon the affirmative vote of a majority of Logan's shareholders for approval of the Merger Agreement. Excludes options to purchase 45,000 shares at an exercise price of $24.50 which will not be exercised because such exercise price exceeds $24.00.
(4) Includes vested options to purchase 23,750 shares of Common Stock and options to purchase 43,750 shares of Common Stock which will become exercisable upon the affirmative vote of a majority of Logan's shareholders for approval of the Merger Agreement.
(5) Includes vested options to purchase 42,125 shares of Common Stock and options to purchase 43,375 shares of Common Stock which will become exercisable upon the affirmative vote of a majority of Logan's shareholders for approval of the Merger Agreement.
(6) Includes vested options to purchase 15,500 shares of Common Stock and options to purchase 5,000 shares of Common Stock which will become exercisable upon the affirmative vote of a majority of Logan's shareholders for approval of the Merger Agreement.
(7) Maynard Capital Partners, L.L.C, ("Maynard") filed a Schedule 13D/A with the Securities and Exchange Commission (the "SEC") on October 30, 1998, on behalf of a group of ten related parties which have sole and shared voting and dispositive power as to certain percentages of 806,225 shares of Common Stock. For more information regarding the beneficial ownership of such shares, please refer to the Schedule 13D/A filed by Maynard with the SEC on October 30, 1998. Maynard's address is 5151 Glenwood Avenue, Raleigh, North Carolina 27612.
(8) Pilgrim Baxter & Associates, a registered investment advisor ("Pilgrim"), has sole voting and dispositive power as to 565,750 shares. Pilgrim's address is 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087. Information is as of October 30, 1997 and is derived from SEC filings.
(9) Mr. Wachtel's address is 640 Spence Lane, Suite 123, Nashville, Tennessee 37217.
(10) Oberweis Asset Management, Inc., a registered investment advisor ("Oberweis"), has shared voting power as to 417,400 shares. Oberweis' address is 951 Ice Cream Drive, Suite 200, North Aurora, Illinois 60542. Information is as of December 31, 1997 and is derived from SEC filings.
(11) Includes vested options to purchase 232,125 shares of Common Stock and options to purchase 243,375 shares of Common Stock which will become exercisable upon the affirmative vote of a majority of Logan's shareholders for approval of the Merger Agreement. Also includes 3,000 shares beneficially owned by Mr. Moats' sons. Mr. Moats disclaims beneficial ownership of such shares.

                              INDEPENDENT AUDITORS

         KPMG Peat Marwick LLP serves as Logan's independent auditors. It is anticipated that representatives of KPMG Peat Marwick LLP will attend the Special Meeting and will have an opportunity to make a statement, if they determine to do so, and will be available to respond to questions at that time.

                                 OTHER MATTERS

         The Board of Directors is not aware of any other matters to be brought before the Annual Meeting. If any other mattes, however, are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                                                                         ANNEX A

================================================================================







                          AGREEMENT AND PLAN OF MERGER




                                      AMONG




                             LOGAN'S ROADHOUSE, INC.


                                CBRL GROUP, INC.


                     CRACKER BARREL OLD COUNTRY STORE, INC.


                                       AND


                             LRI MERGER CORPORATION




                          DATED AS OF DECEMBER 10, 1998

                                TABLE OF CONTENTS



ARTICLE I MERGER..................................................................................................A-1
         SECTION 1.1       The Merger.............................................................................A-1
         SECTION 1.2       Filing.................................................................................A-2
         SECTION 1.3       Effective Date of the Merger...........................................................A-2

ARTICLE II BOARD OF DIRECTORS AND OFFICERS........................................................................A-2
         SECTION 2.1       Directors..............................................................................A-2
         SECTION 2.2       Officers...............................................................................A-2
         SECTION 2.3       Charter and Bylaws.....................................................................A-2

ARTICLE III CONVERSION OF SHARES..................................................................................A-2
         SECTION 3.1       Conversion.............................................................................A-2

ARTICLE IV CERTAIN EFFECTS OF MERGER..............................................................................A-4
         SECTION 4.1       Effect of Merger.......................................................................A-4

ARTICLE V COMPANY STOCK PLANS.....................................................................................A-4
         SECTION 5.1       Outstanding Stock Options..............................................................A-4
         SECTION 5.2       Withholding Rights.....................................................................A-4

ARTICLE VI REPRESENTATIONS AND WARRANTIES.........................................................................A-5
         SECTION 6.1       Representations and Warranties by the Company..........................................A-5
                  (a)      Organization and Qualification, etc....................................................A-5
                  (b)      Capital Stock..........................................................................A-5
                  (c)      Authority Relative to Agreement........................................................A-5
                  (d)      Non-Contravention......................................................................A-6
                  (e)      Consents, etc..........................................................................A-6
                  (f)      SEC Documents..........................................................................A-6
                  (g)      Subsidiaries...........................................................................A-6
                  (h)      Financial Statements...................................................................A-7
                  (i)      Absence of Certain Changes or Events...................................................A-7
                  (j)      Governmental Authorization and Compliance with Laws....................................A-8
                  (k)      Absence of Undisclosed Liabilities and Agreements......................................A-8
                  (l)      Tax Matters............................................................................A-9
                  (m)      Title to Properties; Absence of Liens and Encumbrances, etc............................A-9
                  (n)      Material Contracts.....................................................................A-9
                  (o)      Litigation............................................................................A-10
                  (p)      Labor Matters and Controversies.......................................................A-10

                  (q)      Insider Interests.....................................................................A-11
                  (r)      Trade Names, Trademarks, etc..........................................................A-11
                  (s)      Insurance.............................................................................A-11
                  (t)      Employee Benefit Plans and Employment Agreements......................................A-11
                  (u)      Environmental Matters.................................................................A-14
         SECTION 6.2       Representations and Warranties by CBRL and Cracker Barrel.............................A-15
                  (a)      Organization and Qualification, etc...................................................A-15
                  (b)      Authority Relative to Agreement.......................................................A-15
                  (c)      Non-Contravention.....................................................................A-15
                  (d)      Consents, etc.........................................................................A-16
         SECTION 6.3       Representations and Warranties by LRI.................................................A-16
                  (a)      Organization and Qualification, etc...................................................A-16
                  (b)      Capital Stock.........................................................................A-16
                  (c)      Authority Relative to Agreement.......................................................A-16
                  (d)      Non-Contravention.....................................................................A-16
                  (e)      Consents, etc.........................................................................A-16
                  (f)      Other Matters.........................................................................A-16

ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS..................................................................A-17
         SECTION 7.1       Conduct of Business...................................................................A-17
                  (a)      Operations in the Ordinary Course of Business.........................................A-17
                  (b)      Forbearances..........................................................................A-17
         SECTION 7.2       Stockholders' Meeting.................................................................A-18
         SECTION 7.3       Proxy Statement.......................................................................A-18
         SECTION 7.4       Regulatory Consents, Authorizations, etc..............................................A-19
         SECTION 7.5       Investigation.........................................................................A-19
         SECTION 7.6       Public Announcements..................................................................A-19
         SECTION 7.7       Expenses; Certain Payments............................................................A-20
         SECTION 7.8       No Solicitation of Transactions.......................................................A-20
         SECTION 7.9       Additional Agreements.................................................................A-20
         SECTION 7.10      Proxy Statement.......................................................................A-20
         SECTION 7.11      Employees of the Company..............................................................A-21
         SECTION 7.12      Indemnification; Directors and Officers Insurance.....................................A-21

ARTICLE VIII CONDITIONS TO THE MERGER............................................................................A-21
         SECTION 8.1       Conditions to Merger Relating to CBRL, Cracker Barrel and LRI.........................A-21
                  (a)      Stockholder Approval..................................................................A-21
                  (b)      Regulatory Consents, Authorizations, etc..............................................A-21
                  (c)      Injunction, etc.......................................................................A-22
                  (d)      Representations and Warranties........................................................A-22
                  (e)      Certificate...........................................................................A-22
                  (f)      Opinion of Company's Counsel..........................................................A-22
                  (g)      Letters from Accountants..............................................................A-24

                  (h)      Additional Certificates, etc..........................................................A-24
                  (i)      Antitrust Improvements Act............................................................A-25
         SECTION 8.2       Conditions to the Merger Relating to the Company......................................A-25
                  (a)      Stockholder Approval..................................................................A-25
                  (b)      Regulatory Consents, Authorizations, etc..............................................A-25
                  (c)      Injunction, etc.......................................................................A-25
                  (d)      Representations and Warranties........................................................A-25
                  (e)      Certificate...........................................................................A-25
                  (f)      Opinion of Counsel to CBRL, Cracker Barrel and LRI....................................A-25
                  (g)      Additional Certificates, etc..........................................................A-27
                  (h)      Antitrust Improvements Act............................................................A-27
                  (i)      Investment Bankers' Opinion...........................................................A-27
                  (j)      Grant of CBRL Options.................................................................A-27

ARTICLE IX TERMINATION AND ABANDONMENT...........................................................................A-28
         SECTION 9.1       Termination and Abandonment...........................................................A-28
         SECTION 9.2       Expiration............................................................................A-28
         SECTION 9.3       Effect of Termination.................................................................A-28

ARTICLE X MISCELLANEOUS..........................................................................................A-29
         SECTION 10.1      Waiver of Conditions..................................................................A-29
         SECTION 10.2      Closing ..............................................................................A-29
         SECTION 10.3      Notices  .............................................................................A-29
         SECTION 10.4      Financial Advisors....................................................................A-30
         SECTION 10.5      Counterparts..........................................................................A-30
         SECTION 10.6      Headings .............................................................................A-30
         SECTION 10.7      Variation and Amendment...............................................................A-30
         SECTION 10.8      No Survival of Representations or Warranties..........................................A-30
         SECTION 10.9      Schedules.............................................................................A-30
         SECTION 10.10     Miscellaneous.........................................................................A-30

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of December 10, 1998 ("Agreement"), among Logan's Roadhouse, Inc., a Tennessee corporation (the "Company" or "Surviving Corporation"), CBRL Group, Inc., a Tennessee corporation ("CBRL"), Cracker Barrel Old Country Store, Inc., a Tennessee corporation ("Cracker Barrel"), and LRI Merger Corporation, a Tennessee corporation ("LRI").

                              W I T N E S S E T H :

         WHEREAS, CBRL and LRI desire that LRI merge with and into the Company (the "Merger"), and the Company also desires that LRI merge with and into the Company, upon the terms and conditions set forth in this Agreement and in accordance with the Tennessee Business Corporation Act ("TBCA"), and that the outstanding shares of Common Stock, $.01 par value per share ("Common Stock"), of the Company, excluding any such shares of Common Stock held in the treasury of the Company, be converted upon the consummation of the Merger into the right to receive $24 per share (the "Merger Consideration"), in cash, without interest;

         WHEREAS, CBRL and Cracker Barrel are affiliated companies in the midst of a corporate restructuring, as a result of which by or on December 31, 1998 CBRL will own 100% of Cracker Barrel (the "Reorganization"), and CBRL intends to operate as a holding company, and from time to time to develop or acquire other businesses which will be held as wholly-owned operating subsidiaries;

         WHEREAS, Cracker Barrel and CBRL are cooperating in all respects throughout the course of the foregoing transactions to consummate the Merger as stated in this Agreement, and it is contemplated that the Reorganization will be completed following the formal creation of the holding company structure, and that CBRL will be the sole owner and parent of the Surviving Corporation upon implementation of this Agreement;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto agree as follows:

                                    ARTICLE I
                                     MERGER

         SECTION 1.1 The Merger. At the Effective Time (as hereinafter defined), LRI shall be merged with and into the Company on the terms and conditions hereinafter set forth as permitted by and in accordance with the TBCA. Thereupon the separate existence of LRI shall cease, and the Company, as the Surviving Corporation, shall continue to exist under and be governed by the TBCA.

         SECTION 1.2 Filing. As soon as practicable following fulfillment of the conditions specified in Sections 8.1(a), (b) and (i) and 8.2(a), (b) and (h), and upon fulfillment or waiver of the remaining conditions specified in Article VIII, and provided that this Agreement has not been terminated and abandoned pursuant to Article IX, CBRL and the Company will cause Articles of Merger prepared in accordance with the TBCA (the "Articles of Merger") to be executed and filed for record with the Secretary of State of the State of Tennessee.

         SECTION 1.3 Effective Date of the Merger. The Merger shall become effective at the time that the Articles of Merger have been accepted for record as referred to in Section 1.2. The date and time of such filing is the "Effective Time".


                                   ARTICLE II
                         BOARD OF DIRECTORS AND OFFICERS

         SECTION 2.1 Directors. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of LRI, whose members are set forth in
Schedule 2.1, with each of the members of the Board of Directors of the Surviving Corporation to serve until his successor is elected and is qualified or until his earlier death, resignation or removal.

         SECTION 2.2 Officers. From and after the Effective Time, each officer of the Company immediately prior to the Effective Time shall be an officer of the Surviving Corporation in the same capacity or capacities, until his successor is elected and qualified or until his earlier death, resignation or removal.

         SECTION 2.3 Charter and Bylaws. At the Effective Time, the Amended and Restated Charter of the Company (the "Company Charter"), as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of the Company (the "Company Bylaws"), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Charter of the Surviving Corporation or by applicable law.


                                   ARTICLE III
                              CONVERSION OF SHARES

         SECTION 3.1 Conversion.

         (a) Subject to the other subsections of this Section 3.1, on the Effective Time each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the Company or the holder thereof, become and be converted into the right to receive $24.00 in cash, without interest. The Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of shares of Common Stock outstanding that occurs after the date of this Agreement. No share of the Common Stock shall be deemed to be outstanding or to have any rights other than payment therefor after the Effective Time.

         (b) On the Effective Time, holders of certificates which represent shares of Common Stock outstanding immediately prior to the Effective Time ("Old Certificates") shall cease to be, and shall have no rights as, stockholders of the Company.

         (c) On the Effective Time, each share of Common Stock, if any, held in the treasury of the Company shall be canceled.

         (d) On the Effective Time, each issued and outstanding share of Common Stock, $.01 par value per share, of LRI shall be converted into one share of Common Stock of the Surviving Corporation.

         (e) Immediately after the Effective Time, CBRL will furnish to SunTrust Bank, N.A. (the "Paying Agent") a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to those who were holders of the outstanding shares of the Common Stock immediately prior to the Effective Time, and CBRL will cause the Paying Agent to mail a letter of transmittal (with instructions for its use) in the form attached hereto as Exhibit A to such former record holders of outstanding shares of the Common Stock for use in surrendering the certificates which represented his or its shares of the Common Stock against payment of the Merger Consideration.

         (f) CBRL may cause the Paying Agent to invest the cash included in the Payment Fund in securities issued or guaranteed by the United States of America, investment grade commercial paper or securities of comparable credit and quality; provided, however, that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. The Paying Agent shall pay over to the Surviving Corporation any net earnings with respect to the investments.

         (g) CBRL may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

         (h) CBRL shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

         (i) If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Paying Agent will include in the Payment Fund cash sufficient to make full payment of the Merger Consideration with respect to such lost, stolen or destroyed Old Certificate.

                                   ARTICLE IV
                            CERTAIN EFFECTS OF MERGER

         SECTION 4.1 Effect of Merger. Upon and after the Effective Time, the separate existence of each constituent corporation party to the Articles of Merger, except the Surviving Corporation, ceases; the assets and liabilities of each constituent corporation party to the Articles of Merger vest in the Surviving Corporation without reversion or impairment; and the Charter of the Surviving Corporation shall be amended if and to the extent provided in this Agreement.

                                    ARTICLE V
                               COMPANY STOCK PLANS

         SECTION 5.1 Outstanding Stock Options. On the date on which the stockholders of the Company approve the adoption of this Agreement, all employee stock options then outstanding under the Company's 1995 Incentive Stock Plan, as amended, and 1995 Non-Employee Director Stock Option Plan, as amended (collectively, the "Stock Option Plans"), to the extent not otherwise exercisable by their terms, shall become immediately exercisable at the exercise price set forth in such options. The holder of an option may elect to exercise such option pursuant to the terms of the Stock Option Plans and receive shares of Common Stock, which shares would then be converted into the right to receive $24.00 in cash in accordance with Section 3.1(a) hereof. Any options not so exercised shall thereupon terminate and each such option holder shall be entitled to receive $24.00 in cash, less the exercise price and applicable taxes, for each share of Common Stock that the holder would have been entitled to receive upon exercise of the option if the Merger had not been consummated.

         SECTION 5.2 Withholding Rights. Each of the Company, LRI, Cracker Barrel and CBRL shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of Common Stock or any holder of stock options such taxes as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are required to be so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holders of shares of Common Stock and holders of stock options in respect of which such deductions and withholding was made by the Company, LRI, Cracker Barrel or CBRL, as the case may be.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         SECTION 6.1 Representations and Warranties by the Company. The Company represents and warrants to CBRL, Cracker Barrel and LRI as follows:

         (a) Organization and Qualification, etc.. The Company is a corporation duly organized and validly existing under the laws of the State of Tennessee, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (if applicable) in each jurisdiction where such qualification is required. The copies of the Company Charter and the Company Bylaws, as amended to date, which have been delivered to CBRL, are complete and correct, and such instruments, as so amended, are in full force and effect at the date of this Agreement and at the Effective Time.

         (b) Capital Stock. The authorized capital stock of the Company consists of (i) 15,000,000 shares of Common Stock, of which as of December 9, 1998, 7,198,550 shares of Common Stock were validly issued and outstanding, fully paid and nonassessable, and no shares of Common Stock were held in the treasury of the Company, and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share, of the Company, none of which are outstanding. As of the date hereof, the Company had 221,569 authorized but unissued shares of Common Stock reserved for issuance pursuant to options to be granted under the Stock Option Plans. Since the date hereof, no shares of Common Stock have been issued except pursuant to options granted prior to that date under the Stock Option Plans. As of the date hereof, except for outstanding options under its Stock Option Plans to purchase 700,931 shares, the Company has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding. None of the shares of the capital stock of the Company was issued in violation of the Securities Act of 1933, as amended, or any regulation or rule issued thereunder, or any other federal or state law relating to the sale and issuance of securities.

         (c) Authority Relative to Agreement. The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approval of this Agreement by the affirmative vote of the holders of the requisite number of the outstanding shares of Common Stock, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors. Except for the approval of this Agreement by the stockholders of the Company, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company.

         (d) Non-Contravention. Except as set forth in Schedule 6.1(d), the execution and delivery of this Agreement by the Company do not and, subject to the approval of the adoption of this Agreement by the stockholders of the Company, the consummation by the Company of the transactions contemplated hereby will not violate any provision of the Company Charter or the Company Bylaws, or violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of the Company or any of its Subsidiaries (as defined herein) pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which the Company or any of its Subsidiaries is a party or by which any of them is bound, and do not and will not violate or conflict with any other restriction of any kind or character to which the Company or any of its Subsidiaries is subject or by which any of their assets may be bound, and the same does not and will not constitute an event permitting termination of any mortgage, lien, lease, agreement, license or instrument to which the Company or any of its Subsidiaries is a party, except for any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a material adverse effect on the financial condition of the Company.

         (e) Consents, etc. Except as set forth in Schedule 6.1(e) and except for the filing of the Proxy Statement (as hereinafter defined) with the Securities and Exchange Commission (the "SEC"), filings with the Federal Trade Commission (the "FTC") and the Department of Justice ("Justice") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Antitrust Improvements Act") and the filing of the Articles of Merger with the Secretary of State of Tennessee, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

         (f) SEC Documents. The Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Securities Exchange Act of 1934, as amended (the "1934 Act"), since January 1, 1998 through the date hereof (the "Company SEC Documents"). All of the Company SEC Documents, as of their respective filing dates, complied as to form in all material respects with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder. To the knowledge of the executive officers of the Company, no facts or circumstances exist that would require the Company to file a Current Report on Form 8-K to amend any previously filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K.

         (g) Subsidiaries. Schedule 6.1(g) hereto sets forth each Subsidiary of the Company ("Subsidiary" or "Subsidiaries," as the case may be). The Company owns, directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries, free and clear of all liens, charges, pledges, security interests or other encumbrances, and all such capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable, and neither the Company nor any Subsidiary has, other than in the ordinary and usual course of business or as shown on Schedule 6.1(g), made any material investment in, or material advances of cash or other extension of credit to, any company other than its Subsidiaries. None of the Subsidiaries has any commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person (other than the Company) any right to acquire from such Subsidiary, any shares of its capital stock, and no such securities or obligations are outstanding. Each Subsidiary is an entity duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of formation, has the corporation or partnership power and authority, as the case may be, to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (if applicable) in each jurisdiction where such qualification is required, except where the failure to be so organized, existing, in good standing, qualified to do business or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the financial condition of the Company.

         (h) Financial Statements. The Company has previously furnished CBRL with a true and complete copy of the consolidated balance sheets of the Company and its Subsidiaries as of December 28, 1997, December 29, 1996 and December 31, 1995 and the related consolidated statements of income, stockholders' equity and changes in financial position for the fiscal years then ended, including the notes thereto, certified by independent certified public accountants (the "Audited Financial Statements"). The Audited Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the consolidated financial position of the Company and its Subsidiaries as of such respective dates and their consolidated results of operations for the periods then ended.

         (i) Absence of Certain Changes or Events. Except as set forth in
Schedule 6.1(i), since October 4, 1998 there has not been (i) any damage, destruction or other casualty loss with respect to property owned by the Company or any of its Subsidiaries not covered by insurance, or any strike, work stoppage or slowdown or other labor trouble involving the Company or any of its Subsidiaries which, in any of such cases, materially and adversely affected, or could affect in the future, the financial condition of the Company and its Subsidiaries considered as a whole; (ii) any material adverse change in the financial condition of the Company and its Subsidiaries, considered as a whole, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and its Subsidiaries are involved and which do not affect the Company in a manner materially disproportionate to the effect on CBRL and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof, or changes or effects previously disclosed in writing (including all Schedules attached hereto) by the Company to CBRL and its representatives; (iii) any issuance by the Company or any of its Subsidiaries of any shares, options, calls or commitments relating to shares of the Company's or its Subsidiaries' capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from the Company or any of its Subsidiaries, any shares of the Company's or its Subsidiaries' capital stock, other than the issuance by the company pursuant to the Stock Option Plans of shares of Common Stock upon the exercise of options granted under such Stock Option

Plans, or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any such shares; (iv) any split, combination or other similar change in the outstanding shares of the Company; or (v) any declaration, setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to the capital stock of the Company.

         (j) Governmental Authorization and Compliance with Laws. Except as set forth in Schedule 6.1(j), to the knowledge of the executive officers of the Company, the business of the Company and its Subsidiaries has been operated in compliance with the laws, orders, regulations, policies and guidelines of all governmental entities, including without limitation all applicable immigration laws (including Form I-9 completion and record-keeping), except for violations of such laws, orders, regulations, policies and guidelines which, when considered together, do not constitute criminal acts and do not affect materially and adversely the financial position of the Company and its Subsidiaries considered as a whole. Except as set forth on Schedule 6.1(j), to the knowledge of the Company's executive officers, the Company and its Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their business, except where the failure to obtain any such authorization would not constitute criminal acts and, when taken together with all other such failures, do not affect materially and adversely the financial condition of the Company and its Subsidiaries considered as a whole. Except as set forth in Schedule 6.1(j), no notice has been issued and, to the knowledge of the executive officers of the Company, no investigation or review is pending or is contemplated or threatened by any governmental entity (i) with respect to any alleged violation by the Company or any of its Subsidiaries of any law, order, regulation, policy or guideline of any governmental entity, or (ii) with respect to any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of the Company and its Subsidiaries, which in either case will affect materially and adversely the financial condition of the Company and its Subsidiaries considered as a whole.

         (k) Absence of Undisclosed Liabilities and Agreements. Except as set forth in Schedule 6.1(k), the balance sheet as of December 28, 1997, included in the Audited Financial Statements, the Annual Report on Form 10-K for the year ended December 28, 1997 (the "Annual Report"), or any Quarterly Report on Form 10-Q for the fiscal quarters ended April, July and October 1998 (the "Quarterly Reports"), neither the Company nor any of its Subsidiaries (i) had, as of December 28, 1997, debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due (including without limitation any uninsured liabilities resulting from failure to comply with any law applicable to the conduct of its business) which are material to the financial condition of the Company and its Subsidiaries as a whole, (ii) has incurred since December 28, 1997 any such debts, liabilities or obligations (other than debts, liabilities or obligations incurred in the ordinary and usual course of business after December 28, 1997) which materially and adversely affect the financial condition of the Company and its Subsidiaries considered as a whole, or (iii) has, since December 28, 1997, conducted its business otherwise than in the ordinary and usual course. To the knowledge of the executive officers of the Company, neither the Company nor any of its Subsidiaries is in violation of any instrument, arbitration award, judgment or decree applicable to the Company or any of its Subsidiaries or any of their property, the effect of which would be to materially and adversely affect the financial condition of the Company and its Subsidiaries considered as a whole.

         (l) Tax Matters. To the knowledge of the executive officers of the Company, the provisions made for taxes on the consolidated balance sheet of the Company as of December 28, 1997 included in the Audited Financial Statements were properly accrued for the payment of all federal, state, county and local taxes of the Company and its Subsidiaries, whether or not disputed. There are no agreements by the Company or any of its Subsidiaries for the extension of the time for the assessment of any taxes, and all federal, state, county and local taxes due and payable by the Company or any of its Subsidiaries on or before the date of this Agreement have been paid or provided for or are not delinquent, subject, however, to the ongoing possibility of contested assessments of additional taxes upon audit of returns filed prior to the date hereof.

         (m) Title to Properties; Absence of Liens and Encumbrances, etc. The Company and its Subsidiaries have good title to all properties and assets owned by them, real, personal and mixed, used in their business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the Audited Financial Statements and except for such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent, and do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the business operations of the Company and its Subsidiaries considered as a whole. Except as set forth in Schedule 6.1(m), no lease under which the Company or any of its Subsidiaries is the lessee will terminate as a result of the consummation of the Merger. All leases under which the Company or any of its Subsidiaries is the lessee of real or personal property that are material to the conduct of the business of the Company and its Subsidiaries considered as a whole are, to the knowledge of the Company's executive officers, valid and binding on the lessors specified thereunder in accordance with their respective terms and there is not under any of such leases any existing default, or any condition, event or act which with notice of lapse of time or both would constitute such a default, which in either case would affect materially and adversely the financial condition of the Company and its Subsidiaries considered as a whole.

         (n) Material Contracts. Except as disclosed in the Company SEC Documents or on Schedule 6.1(n), neither the Company nor any of its Subsidiaries has outstanding any employment agreements or any incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plans or arrangements with or for the benefit of any officer, employee or other person which are not subject to cancellation by the Company or any of its Subsidiaries, as the case may be, without material penalty or increased cost on not more than 30 days notice. Except as set forth on Schedule 6.1(n), in the Company SEC Documents or for arrangements made in the ordinary course of business, neither the Company nor any of its Subsidiaries is as of the date hereof a party to, or bound by, any material contract of any kind to be performed after the Effective Time. Solely for the purpose of this Section 6.1(n), the term "material contract" shall mean any single contract pursuant to which any party thereto is obligated to make payments aggregating more than $25,000. The Company's executive officers have no knowledge of any defaults in any obligation to be performed by any party to a contract or other agreement to which the Company or any of its Subsidiaries is a party, which defaults may reasonably be expected to affect materially and adversely the financial condition of the Company and its Subsidiaries considered as a whole. Moreover, to the knowledge of the executive officers of the Company, there is no material default by the Company under the Area Development Agreement, dated March 17, 1997, by and among the Company, CMAC Incorporated, a Tennessee corporation, and Charles F. McWhorter, Jr., and the Area Development Agreement, dated January 12, 1996 by and among the Company, L. W. Group, Inc., a Tennessee corporation, and David K. Wachtel, Jr. Except as disclosed on Schedule 6.1(n), there are no contracts or options to sell or lease any material property or assets, real, personal or mixed, of the Company or any of its Subsidiaries. To the knowledge of the executive officers of the Company, the Company has all license or other rights to use the software necessary for its business, free and clear of material claims of others, and all Company computer systems and software material to its business operations are believed by the executive officers of the Company to be Year 2000 compliant to the extent disclosed in the Company's most recent Quarterly Report on Form 10-Q.

         (o) Litigation. Except as disclosed in the Annual Report, any of the Quarterly Reports or on Schedule 6.1(o), (i) there is no claim, action, suit or proceeding pending or, to the knowledge of the executive officers of the Company, contemplated or threatened against the Company or any of its Subsidiaries or any of their properties which, in the event of a final adverse determination, is reasonably likely to affect materially and adversely the financial condition of the Company and its Subsidiaries considered as a whole, or which seeks damages in connection with any of the transactions contemplated by this Agreement or to prohibit, restrict or delay consummation of the Merger or any of the conditions to consummation of the Merger or to limit in any manner the right of CBRL to control the Company or any material aspect of the business of the Company and its Subsidiaries after the Effective Time, nor is there, to the knowledge of the executive officers of the Company, any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person outstanding against the Company or any of its Subsidiaries having any such effect; and (ii) neither the Company nor any of its Subsidiaries is a party to or is bound by any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person against the Company or any of its Subsidiaries affecting materially and adversely the financial condition of the Company and its Subsidiaries considered as a whole.

         (p) Labor Matters and Controversies. Except as set forth on Schedule 6.1(p), the Company is not a party to any collective bargaining agreement with respect to its employees, and, to the knowledge of the executive officers of the Company, there are no efforts by any labor organization to gain representation of any of the Company's employees. There are no controversies pending between the Company or any of its Subsidiaries and any of their respective employees, which controversies may reasonably be expected to affect materially and adversely the financial condition of the Company and its Subsidiaries considered as a whole.

         (q) Insider Interests. Except as disclosed in the Annual Report, any of the Quarterly Reports or on Schedule 6.1(q), no officer or director of the Company or any of its Subsidiaries has any agreement with the Company or any of its Subsidiaries or any interest in any property, real or personal, tangible or intangible, including without limitation trade names or trademarks used in or pertaining to the business of the Company or any of its Subsidiaries, except for the normal rights as a stockholder or employee.

         (r) Trade Names, Trademarks, etc. Schedule 6.1(r) sets forth a list of all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor owned by the Company and its Subsidiaries (the "Patent and Trademark Rights"). Except as set forth in Schedule 6.1(r), the Patent and Trademark Rights are all the intellectual property rights that are material to the operation of the business of the Company and its Subsidiaries as currently being conducted. The Company is the owner of all title and interest in and to each of the Patent and Trademark Rights, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims known to the executive officers of the Company. There are no claims or proceedings pending or, to the knowledge of the Company's executive officers, threatened against the Company or any of its Subsidiaries asserting that its use of any of the Patent and Trademark Rights infringes the rights of any other person.

         (s) Insurance. The Company and its Subsidiaries have insurance contracts or self-insurance in full force and effect which, to the knowledge and belief of the Company's executive officers, provide for coverages which are usual and customary in the business of the Company and its Subsidiaries as to amount and scope.

         (t) Employee Benefit Plans and Employment Agreements.

                  (1) General. Except as set forth on Schedule 6.1(t), neither the Company nor any of its Subsidiaries is a party to nor participates in or has any liability or contingent liability with respect to:

                  (i) any "employee welfare benefit plan" or "employee pension benefit plan" as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, other than a "multiemployer plan" (as defined in section 3(37) of ERISA),

                  (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in section 3(3) of ERISA), or

                  (iii) any employment agreement.

(collectively, the "Benefit Plans").

                  (2) Plan Documents and Reports. A true, accurate and complete copy of each of the Benefit Plans is set forth on Schedule 6.1(t), and all contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record-keeping agreements, each as in effect on the date hereof, has been supplied to CBRL. In the case of any Benefit Plan which is not in written form, CBRL has been supplied with a true, accurate and complete description thereof as in effect on the date hereof. The Company will timely file with the Internal Revenue Service all annual reports for the Benefit Plans that are required with respect thereto, and all such reports will be made available to CBRL. None of the Benefit Plans are "pension plans" as defined in Section 3(2) of ERISA.

                  (3) Compliance with Laws; Liabilities. As to all Benefit
Plans:

                  (i) All Benefit Plans substantially comply and have been administered in form and in operation in all material respects with all requirements of law applicable thereto, and the Company has received no notice issued by any governmental authority questioning or challenging such compliance.

                  (ii) All Benefit Plans that are employee pension benefit plans (as defined in section 3(2) of ERISA) comply in form and in operation with all applicable requirements of sections 401(a) and 501(a) of the Internal Revenue Code (the "Code"); there have been no amendments to such plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service; and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code, which event has not been timely and completely corrected, without further liability or potential liability of any type to the Company or the Benefit Plans under either the Administrative Procedure Regarding Self-Correction or the Employee Plans Compliance Resolution System, each as established by the Internal Revenue Service.

                  (iii) None of the assets of any Benefit Plan is invested in employer securities or employer real property.

                  (iv) There have been no "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and neither the Company nor any of its Subsidiaries has otherwise engaged in any prohibited transaction.

                  (v) There has been no act or omission which has given rise to or may give rise to fines, penalties, taxes, or related charges under sections 502(c), 502(i), 502(l) or 4071 of ERISA or Chapters 43, 47, or 68 of the Code for which the Company or any of its Subsidiaries may be liable.

                  (vi) None of the payments contemplated by the Benefit Plans would, in the aggregate, constitute excess parachute payments as defined in section 280G of the Code (without regard to subsection (b)(4) thereof).

                  (vii) There are no actions, suits, or claims (other than routine claims for benefits) pending or threatened involving such Benefit Plans or the assets thereof, and no facts exist which could give rise to any such actions, suits, or claims (other than routine claims for benefits).

                  (viii) No Benefit Plan or prior Benefit Plan of the Company, any Subsidiary or other affiliate is or ever was subject to Title IV of ERISA.

                  (ix) Each Benefit Plan which constitutes a "group health plan" (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any Benefit Plans of current and former affiliates which must be taken into account under section 4980B and 414(t) of the Code or section 601 of ERISA, have been operated in substantial compliance with applicable law, including the group health plan continuation coverage requirements of section 4980B of the Code and section 601 of ERISA and the portability, certification and nondiscrimination requirements of sections 9801 and 9802 of the Code to the extent such requirements are applicable.

                  (x) Adequate accruals for all obligations under the Benefit Plans are reflected in the Audited Financial Statements and such obligations include a pro rated amount of the contributions and PBGC premiums which would otherwise have been made in accordance with past practices and applicable law for the plan years which include the Effective Time.

                  (xi) Neither the Company nor any of its Subsidiaries has liability or contingent liability under any Benefit Plan or otherwise for providing post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B (or any predecessor section thereto) of the Code.

                  (xii) There has been no act or omission that would impair the right or ability of the Company or any of its Subsidiaries unilaterally to amend or terminate any Benefit Plan.

                  (4) Multiemployer Plans. Neither the Company nor any of its Subsidiaries contributes to, has contributed to, or has any liability or contingent liability with respect to a multiemployer plan (as defined in section 3(37) of ERISA).

         (u) Environmental Matters. Except as set forth on Schedule 6.1(u) hereto, and to the knowledge of the executive officers of the Company:

                  (i) The Company has not deposited, incorporated or disposed, or arranged for the disposal of, any Hazardous Substance (as defined hereafter) at a location owned or operated by any other person which could result in any liabilities, costs, claims or damages for which the Company might be liable, except as would not have a material adverse effect on the financial condition of the Company; "Hazardous Substance" means any material or substance which is defined and/or regulated as a hazardous substance, hazardous waste, hazardous material, toxic substance or pollutant or contaminant by or pursuant to any Environmental Law; the term "Environmental Law" means all federal, state or local environmental laws, regulations and rules relating to the generation, treatment, storage, transportation, disposal, emission, discharge or release of Hazardous Substances, or otherwise relating in any way to the protection of the environment, as the same may be amended or modified until the Effective Time;

                  (ii) The Company is in material compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which would constitute a material violation of any Environmental Law;

                  (iii) The Company is in possession of those permits required by any applicable Environmental Law for the conduct or operation of its business (or any part thereof), except where the failure to be in possession of such permits would not have a material adverse effect on the financial condition of the Company, and is in material compliance with all of the requirements and limitations included in such permits;

                  (iv) The Company has not released or discharged any Hazardous Substances in amounts or types requiring cleanup or remedial action, in, on, or at any property it owns or on which it conducts business, and the executive officers of the Company have no knowledge of any such discharges or releases by others in, on, or at such properties;

                  (v) The executive officers of the Company have not received any written or verbal notice from any governmental authority or any other person that any aspect of its business or the operation thereof is in violation of any Environmental Law or environmental permit, or that the Company is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

                  (vi) The Company has not deposited or placed or permitted to be deposited or placed any Hazardous Substances in amounts or types requiring cleanup or remedial action into, on, beneath, or adjacent to any property it owns or on which it conducts business, except as would not have a material adverse effect on the financial condition of the Company;

                  (vii) The Company is not subject to any pending or threatened litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, an order of compliance, injunctive relief, penalties, or other potential liability of a material nature with respect to any Environmental Law; and

                  (viii) The Company has timely filed all material reports and notifications required to be filed with respect to properties owned by the Company or with respect to the operation of its business, and has generated and maintained all required records and data of a material nature under applicable Environmental Laws.

         SECTION 6.2 Representations and Warranties by CBRL and Cracker Barrel. CBRL and Cracker Barrel, jointly and severally, represent and warrant to the Company as follows:

         (a) Organization and Qualification, etc. CBRL and Cracker Barrel each is a corporation duly organized and validly existing under the laws of the State of Tennessee, each has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

         (b) Authority Relative to Agreement. CBRL and Cracker Barrel each has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby on the part of CBRL and Cracker Barrel respectively. The execution and delivery by CBRL and Cracker Barrel of this Agreement and the consummation by CBRL and Cracker Barrel of the transactions contemplated on their part hereby have been duly authorized by their respective Board of Directors. No other corporate proceedings on the part of CBRL or Cracker Barrel are necessary to authorize the execution and delivery of this Agreement by CBRL or Cracker Barrel or the consummation by CBRL or Cracker Barrel of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of CBRL and Cracker Barrel and is a valid and binding agreement of CBRL and Cracker Barrel.

         (c) Non-Contravention. The execution and delivery of this Agreement by each of CBRL and Cracker Barrel do not, and the consummation by each of CBRL and Cracker Barrel of the transactions contemplated hereby will not, violate any provision of their respective Charters or Bylaws, or violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of CBRL or Cracker Barrel pursuant to any provision of any mortgage, lien, lease, or agreement to which CBRL or Cracker Barrel is a party or by which it is bound and do not and will not violate or conflict with any other restriction of any kind or character to which CBRL or Cracker Barrel is subject or by which its assets may be bound, and the same does not and will not constitute an event permitting termination of any mortgage, lien, lease, agreement, license or instrument to which CBRL or Cracker Barrel is a party.

         (d) Consents, etc. Except for filings with the FTC and Justice pursuant to the Antitrust Improvements Act, and the filing of the Articles of Merger for record with the Secretary of State of the State of Tennessee, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement by each of CBRL and Cracker Barrel and the consummation by CBRL or Cracker Barrel contemplated hereby or thereby.

         SECTION 6.3 Representations and Warranties by LRI. LRI represents and warrants to the Company as follows:

         (a) Organization and Qualification, etc. LRI is a corporation duly organized and validly existing under the laws of the State of Tennessee, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

         (b) Capital Stock. The authorized capitalization of LRI consists of 1,000 shares of Common Stock, $.01 par value per share (the "LRI Common Stock"), of which, as of the date of this Agreement and as of the Effective Time, 1,000 shares are validly issued and outstanding, fully paid and nonassessable. CBRL owns beneficially and of record all the issued and outstanding shares of capital stock of LRI.

         (c) Authority Relative to Agreement. LRI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of LRI hereby. The execution and delivery by LRI of this Agreement and the consummation by LRI of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors and by CBRL as its sole stockholder. No other corporate proceedings on the part of LRI are necessary to authorize the execution and delivery of this Agreement by LRI or the consummation by LRI of the transactions contemplated hereby. This Agreement has been duly executed and delivered by LRI and is a valid and binding agreement of LRI.

         (d) Non-Contravention. The execution and delivery of this Agreement by LRI do not, and the consummation by LRI of the transactions contemplated hereby will not, violate any provision of the Charter or Bylaws of LRI.

         (e) Consents, etc. Except for the filing of the Articles of Merger for record with the Secretary of State of Tennessee, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement and the consummation by LRI of the transactions contemplated hereby.

         (f) Other Matters. Except for this Agreement, LRI has no other material liabilities or obligations.

                                   ARTICLE VII
                       ADDITIONAL COVENANTS AND AGREEMENTS

         SECTION 7.1 Conduct of Business. During the period from the date hereof to the Effective Time:

         (a) Operations in the Ordinary Course of Business. The Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and use its best efforts to preserve intact its business organization; keep available the services of its officers and employees; and maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with it. The Company shall confer with representatives of CBRL to keep it informed with respect to operational matters of a material nature and to report the general status of the on-going operations of its business.

         (b) Forbearances. The Company and its Subsidiaries shall not, without the prior written consent of CBRL, which written consent shall not be unreasonably withheld:

                  (i) incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of business, or pay any debt, liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt;

                  (ii) assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation, or make any loans or advances to any individual, firm or corporation, except in the ordinary and usual course of business;

                  (iii) declare, set aside or pay any dividend (whether in cash, capital stock or property) with respect to its capital stock, or declare or make any distribution on, or redeem, purchase or otherwise acquire, any shares of Common Stock, or split, combine or otherwise similarly change the outstanding shares of Common Stock, or authorize the creation or issuance of or issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its capital stock, or agree to take any such action, except that the Company may issue shares of Common Stock upon the exercise of options granted pursuant to its Stock Option Plans prior to the date hereof;

                  (iv) mortgage, pledge or otherwise encumber any material property or asset;

                  (v) except as set forth on Schedule 7.1(b)(v), sell, lease, transfer or dispose of any of its properties or assets, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary and usual course of business;

                  (vi) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, except in the ordinary and usual course of business;

                  (vii) enter into or terminate any contract, agreement, plan or lease, or make any change in any of its contracts, agreements, plans or leases other than in the ordinary and usual course of business;

                  (viii) except for in the ordinary and usual course of business or in accordance with the Company's 1998 Executive Bonus Plan, increase in any manner the compensation or fringe benefits of any of its officers or employees or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to any officer or employee other than consistent with past practice, or commit itself to or enter into any employment agreement or any incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee or other person;

                  (ix) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage (without any gap in coverage) are in full force and effect;

                  (x) amend the Company Charter or the Company Bylaws or the organizational documents of any of its Subsidiaries;

                  (xi) enter into any collective bargaining agreement with a labor organization; or

                  (xii) enter into an agreement to do any of the things described in clauses (i) through (xi).

         Notwithstanding the foregoing, for purposes of subsections (b)
(i),(v),(vi) and (vii), prior written consent of CBRL is not required for material contracts of less that $25,000.

         SECTION 7.2 Stockholders' Meeting. The Company covenants and agrees that (i) its Board of Directors will, as soon as reasonably practicable, call a meeting of its stockholders to consider and vote upon this Agreement and (ii) unless inconsistent with the exercise by the Board of Directors of its fiduciary duties, its Board of Directors will duly recommend to the Company's stockholders that the Merger and the transactions contemplated thereby be approved.

         SECTION 7.3 Proxy Statement. The Company covenants that the information with respect to the Company, its officers and directors and its Subsidiaries contained in the definitive proxy material that will be distributed to the Company's stockholders in connection with the meeting of such stockholders to approve this Agreement (the "Proxy Statement") will not, and CBRL and Cracker Barrel covenant that the information supplied by CBRL, Cracker Barrel and their representatives for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         SECTION 7.4 Regulatory Consents, Authorizations, etc. Each party hereto will use its best efforts to obtain all consents, authorizations, orders and approvals of and make all filings and registrations with, any governmental commission, board or other regulatory body required for, or in connection with, the performance by it of this Agreement and the consummation by it of the transactions contemplated hereby and will cooperate fully with the other in assisting it to obtain such consents, authorizations, orders and approvals. No party hereto will take any action which could reasonably be anticipated to have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals.

         SECTION 7.5 Investigation. CBRL may prior to the Effective Time make or cause to be made such investigation of the business and properties of the Company and its Subsidiaries and their financial and legal condition as CBRL deems necessary or advisable to familiarize itself therewith, provided that such investigation shall not interfere with normal operations of the Company or any of its Subsidiaries. The Company agrees to permit CBRL and its authorized representatives to have or cause them to be permitted to have, after the date hereof and until the Effective Time, full access to the premises, books and records of the Company and its Subsidiaries at reasonable hours, and the officers of the Company and its Subsidiaries will furnish CBRL with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as the other shall from time to time reasonably request. The Company will permit CBRL and its representatives, including its auditing firm, to review the work papers of the auditing firm of the Company relating to their examination of the financial statements as of and for the three most recent years. No investigation by CBRL before and after the date hereof shall affect any of the representations and warranties made by the Company, and each such representation and warranty shall survive any such investigation, subject to Section 10.8. CBRL covenants to inform the Company during the course of its investigation of any apparent breaches of representations or warranties. CBRL, Cracker Barrel and LRI covenant and agree to hold all information received by them in connection herewith on a confidential basis, and, should this Agreement be terminated or abandoned for any reason, not to use or voluntarily disclose to others any such information, to promptly return every document furnished by the Company in connection herewith and any copies thereof they may have made and to destroy any summaries, compilations or similar documents they may have made or derived from such material, and to use their best efforts to have their agents promptly return such documents and copies and to destroy such summaries, compilations or similar documents.

         SECTION 7.6 Public Announcements. CBRL, Cracker Barrel and the
Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions other than upon mutual agreement and cooperation with the other party, except as may be required by applicable law or by obligation pursuant to any listing agreement with any national securities exchange or the Nasdaq Stock Market. The parties shall issue a joint press release, mutually acceptable to the Company and CBRL, promptly upon execution of this Agreement. CBRL and the Company also agree to reasonably cooperate regarding any written communications which relate to the transactions contemplated by this Agreement made to their employees during the period from the date hereof until the Effective Time.

         SECTION 7.7 Expenses; Certain Payments. If the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, (a) in the event that the Company materially breaches this Agreement and the Merger is not consummated because of such breach, the Company shall pay the reasonable costs and expenses incurred by the counsel and accountants of CBRL, Cracker Barrel and LRI, and (b) in the event that CBRL, Cracker Barrel or LRI, as the case may be, materially breaches this Agreement and the Merger is not consummated because of such breach, CBRL, Cracker Barrel and LRI shall pay the reasonable costs and expenses incurred by the counsel and accountants of the Company; provided however, that no party shall be required to pay the other party's costs and expenses in excess of $500,000. The parties agree that in the event of a breach, the non-breaching party shall also be entitled, in addition to the recovery of costs and expenses discussed above, to any other remedies or damages, at law or in equity, that a court of competent jurisdiction may find appropriate. If the Company shall exercise its right to terminate this Agreement pursuant to Section 9.1(e) and within one year after the date of such termination the Company executes a definitive agreement with respect to an Alternative Transaction (as hereinafter defined), then, upon such execution, the Company shall pay CBRL a fee in the amount of $5,500,000 in immediately available funds.

         SECTION 7.8 No Solicitation of Transactions. The Company and its Subsidiaries, officers, directors, financial advisors and counsel will not solicit, initiate or deliberately encourage submission of proposals or offers from any person relating to the acquisition or purchase of a material amount of the assets of, or any equity interest in, the Company or any merger, consolidation, or business combination with the Company; provided, however, that, consistent with the fiduciary obligations of the Company's directors and officers under applicable law, the Company may participate in any unsolicited discussions or negotiations regarding, and may furnish to any person information or take such other action as it may deem appropriate with respect to, any of the foregoing; and provided, further, that nothing in this Section 7.8 shall prevent the Company from taking any position necessary in order to comply with the filing and disclosure requirements of Schedule 14D-9, if applicable.

         SECTION 7.9 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to the receipt of the approval of stockholders of the Company.

         SECTION 7.10 Proxy Statement. Subject to the terms and conditions herein provided, the Company will file with the SEC as soon as practicable its proxy material with respect to its stockholders meeting to consider approval of the Merger, use its best efforts to resolve as promptly as practicable any comments of the staff of the SEC to such proxy material and promptly thereafter mail the Proxy Statement and other proxy material to its stockholders. The Proxy Statement shall conform, at the date of mailing, as to form in all material respects with all applicable requirements of the 1934 Act, or any regulation or rule issued thereunder.

         SECTION 7.11 Employees of the Company. CBRL shall retain all employees of the Company who are employed at the Effective Time as employees-at-will (except to the extent that such employees are parties to contracts providing for other employment terms, which employees are named on
Schedule 7.11, in which case such employees shall be retained in accordance with the terms of such contracts) and shall provide such employees with the same customary employee benefits as the Company currently provides its existing employees.

         SECTION 7.12 Indemnification; Directors and Officers Insurance. For six years from and after the Effective Time, CBRL agrees not to, and agrees to cause the Surviving Corporation not to, alter the provisions of the Company Charter and Company Bylaws relating to indemnification of officers and directors of the Company and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time. CBRL shall cause the Surviving Corporation to provide, for a period of six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is not less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300 percent of the last annual premiums paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

         SECTION 8.1 Conditions to Merger Relating to CBRL, Cracker Barrel and LRI. Consummation of the Merger is subject to the fulfillment to the reasonable satisfaction of CBRL, prior to or on the Effective Time, of each of the following conditions:

         (a) Stockholder Approval. The adoption of this Agreement shall have been approved by the affirmative vote, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon, and on the Effective Time CBRL shall have been furnished with certified copies of the resolutions adopted by the holders of shares of Common Stock.

         (b) Regulatory Consents, Authorizations, etc. Except for the filing of the Articles of Merger for record with the Secretary of State of Tennessee, all consents, authorizations, orders and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body or any nongovernmental third party which are required for or in connection with the execution and delivery of this Agreement, and the consummation by each party hereto of the transactions contemplated hereby, shall have been obtained or made, if the failure to make such filing or registration or to obtain such consent, authorization, order or approval would have a material and adverse effect on the power of CBRL to conduct after the Effective Time the business theretofore conducted by the Company and its Subsidiaries.

         (c) Injunction, etc. At the Effective Time there shall be no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against CBRL, Cracker Barrel, LRI or the Company which prohibits, restricts or delays consummation of the Merger or any of the conditions to the consummation of the Merger or limits in any material respect the right of CBRL to control the Company or any material aspect of the business of the Company and its Subsidiaries after the Effective Time.

         (d) Representations and Warranties. The representations and warranties of the Company contained in this Agreement were true and correct in all material respects at the date thereof and shall also be true and correct in all material respects at and as of the Effective Time, except for changes contemplated in this Agreement and except for the updating of the Company's disclosures made herein that do not reflect any material adverse change to the financial condition of the Company and its Subsidiaries considered as a whole, with the same force and effect as if made at and as of the Effective Time, except as such representations and warranties by their terms relate only to periods of time prior to the Effective Time (it being understood that the determination of whether or not representations and warranties are true in all material respects shall be determined in light of whether any misrepresentations or breaches would have, or would be reasonably expected to have, a material adverse effect on the financial condition of the Company and its Subsidiaries considered as a whole), and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

         (e) Certificate. The Company shall have delivered to CBRL, Cracker Barrel and LRI a certificate, dated the Effective Time, of the President of the Company to the effect that (i) he is familiar with the provisions of this Agreement and (ii) the conditions specified in paragraph (d) of this Section 8.1 have been, to the best of his knowledge, satisfied.

         (f) Opinion of Company's Counsel. CBRL, Cracker Barrel and LRI shall have received an opinion or opinions, dated the Effective Time, of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, counsel to the Company, in form and substance and with such exceptions and limitations as shall be reasonably satisfactory to CBRL, substantially to the effect that:

                  (i) The Company is a corporation duly incorporated and validly existing under the laws of the State of Tennessee, has corporate power and authority to own its properties and assets and to carry on its business;

                  (ii) The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock and, based solely upon a review of the minute books and stock books of the Company, the number of shares of Common Stock which are duly authorized, validly issued and fully paid and nonassessable and the number of shares of Common Stock held in the treasury of the Company are as stated in such opinion as of the date thereof;

                  (iii) The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of the Company hereby; the Company has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby; and this Agreement has been duly executed and delivered by the Company and is a valid binding agreement of the Company, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency and similar laws, to moratorium laws from time to time in effect and to general principles of equity;

                  (iv) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not violate any provision of the Company Charter or the Company Bylaws;

                  (v) Except for the filing of the Articles of Merger, each consent, authorization, order and approval of, and filing and registration with, any governmental commission, board or other regulatory body required to be made or obtained by the Company for the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby has been made or obtained;

                  (vi) Each of the Subsidiaries that is formed under the laws of Tennessee, as such Subsidiaries are set forth in Schedule 6.1(g), is an entity duly incorporated and validly existing under the laws of Tennessee, has the corporate power and authority to own all of its properties and assets and to carry on its business; the Company owns directly or indirectly all of the outstanding capital stock of each of its Subsidiaries, to the best knowledge of such counsel, free and clear of all liens, charges, pledges, security interests or other encumbrances, and all such capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable;

                  (vii) Except as may be specified by such counsel, insofar as such counsel knows, there is no claim, action, suit or proceeding pending or contemplated or threatened against the Company or any of its Subsidiaries or any of their properties, which, in the event of a final adverse determination, such counsel believes will affect materially and adversely the financial condition of the Company and its Subsidiaries considered as a whole, or which seeks to prohibit, restrict or delay consummation of the Merger or any of the conditions to the consummation of the Merger, nor, insofar as such counsel knows, is there any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person outstanding against the Company or any of its Subsidiaries that such counsel believes will in the future have any such effect; and, insofar as such counsel knows, neither the Company nor any of its Subsidiaries is a party to or is bound by any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person that such counsel believes will affect, materially and adversely, the financial condition of the Company and its Subsidiaries considered as a whole;

                  (viii) The Company has filed with the SEC all of the Company SEC Documents required to be filed since January 1, 1998 through the date hereof. All of the Company SEC Documents, as of their respective filing dates, complied as to form in all material respects with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder.

                  (ix) Upon the acceptance for record of Articles of Merger with the Secretary of State of Tennessee in accordance with Section 1.2 of this Agreement, the Merger shall become effective.

         In rendering such opinions such counsel may rely upon opinions of other counsel and may rely upon certificates of public officials and officers of the Company or any of its Subsidiaries as to factual matters and shall be under no obligation to make any independent investigation as to factual matters.

         (g) Letters from Accountants. CBRL, Cracker Barrel and LRI shall have received two letters, one dated the date the Proxy Statement is mailed to the stockholders of the Company and the other dated the Effective Time, from KPMG Peat Marwick LLP confirming that they are independent accountants with respect to the Company and its Subsidiaries, and stating in effect that on the basis of a reading of the latest available interim financial statements of the Company and its Subsidiaries, inquiries of officials of the Company and its Subsidiaries responsible for financial and accounting matters, and a reading of the minutes of the Company and its Subsidiaries as set forth in the minute books to a specified day not more than five days prior to the date of delivery of such letter, nothing came to their attention that caused them to believe that:

                  (i) any unaudited financial statements of the Company and its Subsidiaries provided to CBRL are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the Audited Financial Statements;

                  (ii) for the period from December 28, 1997 to the date of the latest available interim financial statements of the Company and its Subsidiaries, there were any decreases, as compared to the corresponding preceding period in the prior fiscal year and the most recent preceding fiscal quarter, in operating revenues or net earnings; or

                  (iii) as of a specified date not more than five days prior to the date of delivery of such letter, there was any change in capital stock, any increase in consolidated long-term debt, or any decrease in consolidated net assets, or the Company and its Subsidiaries, as compared with amounts shown on the balance sheet as of December 28, 1997.

         (h) Additional Certificates, etc. The Company shall have furnished to CBRL such additional certificates, opinions and other documents as CBRL may have reasonably requested as to any of the conditions set forth in this Section 8.1.

         (i) Antitrust Improvements Act. The applicable waiting period under the Antitrust Improvements Act shall have expired.

         SECTION 8.2 Conditions to the Merger Relating to the Company. Consummation of the Merger is subject to the fulfillment to the reasonable satisfaction of the Company, prior to or on the Effective Time, of each of the following conditions:

         (a) Stockholder Approval. The adoption of this Agreement shall have been approved by the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon.

         (b) Regulatory Consents, Authorizations, etc. Except for the filing of the Articles of Merger with the Secretary of State of Tennessee, all consents, authorizations, orders and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body or any nongovernmental third party which are required for or in connection with the execution and delivery of this Agreement and the consummation by each party thereto of the transactions contemplated hereby shall have been obtained or made.

         (c) Injunction, etc. At the Effective Time there shall be no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against CBRL, Cracker Barrel, LRI or the Company which prohibits, restricts or delays consummation of the Merger or any of the conditions to the consummation of the Merger or limits in any manner the right of CBRL to control the Company or any material aspect of the business of the Company and its Subsidiaries after the Effective Time.

         (d) Representations and Warranties. The representations and warranties of each of CBRL, Cracker Barrel and LRI contained in this Agreement were true and correct in all material respects at the date hereof and shall also be true and correct in all material respects at and as of the Effective Time, except for changes contemplated in this Agreement, with the same force and effect as if made at and as of the Effective Time, except as such representations and warranties by their terms relate only to periods of time prior to the Effective Time; and each of CBRL, Cracker Barrel and LRI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

         (e) Certificate. Each of CBRL, Cracker Barrel and LRI shall have delivered to the Company a certificate, dated the Effective Time, of the respective Presidents of CBRL, Cracker Barrel and LRI to the effect that (i) they are familiar with the provisions of this Agreement and (ii) the conditions specified in paragraph (d) of this Section 8.2 have been, to the best of their knowledge, satisfied.

         (f) Opinion of Counsel to CBRL, Cracker Barrel and LRI. The Company shall have received an opinion, dated the Effective Time, of Baker, Donelson, Bearman & Caldwell, counsel to CBRL, Cracker Barrel and LRI, in form and substance and with such exceptions and limitations as shall be reasonably satisfactory to the Company, substantially to the effect that:

                  (i) CBRL is a corporation duly incorporated and validly existing under the laws of the State of Tennessee, has corporate power and authority to own its properties and assets and to carry on its business;

                  (ii) CBRL has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of CBRL hereby; CBRL has taken all necessary corporate proceedings to authorize the execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby; and this Agreement has been duly executed and delivered by CBRL and is a valid and binding agreement of CBRL, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency and similar laws, to moratorium laws from time to time in effect and to general principles of equity;

                  (iii) The execution and delivery of this Agreement by CBRL and the consummation by CBRL of the transactions contemplated hereby do not and will not violate any provision of its Charter or Bylaws;

                  (iv) Except for the filing of the Articles of Merger with the Secretary of State of Tennessee, each consent, authorization, order and approval of, and filing and registration with, any governmental commission, board or other regulatory body required to be made or obtained by CBRL for the execution and delivery of this Agreement and the consummation by CBRL of the transactions contemplated hereby has been made or obtained;

                  (v) Except as may be specified by such counsel, insofar as such counsel knows, there is no claim, action, suit or proceeding pending or contemplated or threatened against CBRL or any of its properties, which, in the event of a final adverse determination, such counsel believes will affect materially and adversely the financial condition of CBRL considered as a whole, or which seeks to prohibit, restrict or delay consummation of the Merger or any of the conditions to the consummation of the Merger, nor, insofar as such counsel knows, is there any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person outstanding against CBRL that such counsel believes will in the future have any such effect; and, insofar as such counsel knows, CBRL is not a party to nor is bound by any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person that such counsel believes will affect, materially and adversely, the financial condition of CBRL considered as a whole;

                  (vi) LRI is a corporation duly incorporated and validly existing under the laws of the State of Tennessee, has corporate power and authority to own its properties and assets and to carry on its business; the authorized capital stock of LRI consists of 1,000 shares of LRI Common Stock, all of which are duly authorized, validly issued, fully paid and nonassessable and owned beneficially and of record by CBRL; LRI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of LRI hereby; LRI has taken all necessary corporate proceedings to authorize the execution and delivery of this Agreement and the consummation by LRI of the transactions contemplated hereby; this Agreement has been duly executed and delivered by LRI and is a valid and binding agreement of LRI, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency and similar laws, to moratorium laws from time to time in effect and to general principles of equity; and the execution and delivery of this Agreement by LRI and the consummation by LRI of the transactions contemplated hereby do not violate its Charter or Bylaws;

                  (vii) Cracker Barrel is a corporation duly incorporated and validly existing under the laws of the State of Tennessee, has corporate power and authority to own its properties and assets and to carry on its business; Cracker Barrel has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of Cracker Barrel hereby; Cracker Barrel has taken all necessary corporate proceedings to authorize the execution and delivery of this Agreement and the consummation by Cracker Barrel of the transactions contemplated hereby; this Agreement has been duly executed and delivered by Cracker Barrel and is a valid and binding Agreement of Cracker Barrel, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency and similar laws, to moratorium laws from time to time in effect and to general principles of equity; and the execution and delivery of this Agreement by Cracker Barrel and the consummation by Cracker Barrel of the transactions contemplated hereby do not violate its Charter or Bylaws;

                  (viii) Upon the acceptance for record of the Articles of Merger with the Secretary of State of Tennessee in accordance with Section 1.2 of this Agreement, the Merger shall become effective.

         In rendering such opinions such counsel may rely upon opinions of other counsel and may rely upon certificates of public officials and officers of CBRL, Cracker Barrel and LRI as to factual matters and shall be under no obligation to make any independent investigation as to factual matters.

         (g) Additional Certificates, etc. CBRL and LRI shall have furnished to the Company such additional certificates, opinions and other documents as the Company may have reasonably requested as to any of the conditions set forth in this Section 8.2.

         (h) Antitrust Improvements Act. The applicable waiting period under the Antitrust Improvements Act shall have expired.

         (i) Investment Bankers' Opinion. On the date on which the Proxy Statement is first mailed to stockholders of the Company and on the Effective Time, the Company shall have received from its investment bankers a written opinion confirming the opinion of such bankers' delivered to the Company on or prior to the date hereof with respect to the transactions contemplated hereby (a copy of which or a summary thereof has been delivered to CBRL).

         (j) Grant of CBRL Options. CBRL shall have granted options to employees of the Company set forth on Schedule 7.11 to purchase up to an aggregate of 250,000 shares of the Common Stock of CBRL.

                                   ARTICLE IX
                           TERMINATION AND ABANDONMENT

         SECTION 9.1 Termination and Abandonment. This Agreement and the Merger may be terminated and abandoned at any time prior to the Effective Time:

         (a) By mutual action of the Boards of Directors of CBRL and the Company.

         (b) By CBRL, Cracker Barrel and LRI, if the conditions set forth in
Section 8.1 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Company on or before March 25, 1999.

         (c) By the Company, if the conditions set forth in Section 8.2 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by CBRL, Cracker Barrel or LRI on or before March 25, 1999.

         (d) By CBRL or the Company, if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

         (e) By the Board of Directors of the Company if the Company shall receive a bona fide offer for a merger, consolidation or other business combination involving the Company or substantially all its assets from any third party (an "Alternative Transaction"), and the Board of Directors of the Company shall determine, in the good faith exercise of its fiduciary duties, that the Alternative Transaction is more advantageous in the opinion of the Board of Directors to the stockholders of the Company than the consummation of the transactions contemplated hereby; provided, however, that the Board of Directors shall not have any such right to terminate this Agreement if the Company shall have violated its agreements contained in Section 7.8.

         SECTION 9.2 Expiration. In the event that the Merger is not consummated pursuant to this Agreement on or before March 25, 1999, this Agreement may be terminated and abandoned by the Company or CBRL unless the Boards of Directors of CBRL and the Company shall have agreed in writing upon an extension of time in which to consummate the Merger.

         SECTION 9.3 Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except for the obligations of CBRL in Section 7.6 hereof and the obligations of the parties hereto in Section 7.7 hereof.

                                    ARTICLE X
                                  MISCELLANEOUS

         SECTION 10.1 Waiver of Conditions. Any party may, at its option, waive in writing any or all of the conditions contained herein to which its obligations hereunder are subject, except that the conditions contained in Sections 8.1(a), (b) and (i) and 8.2(a), (b) and (h) may not be so waived.

         SECTION 10.2 Closing. The closing of this transaction shall be held at the offices of Baker, Donelson, Bearman & Caldwell, Nashville City Center, 511 Union Street, Suite 1700, Nashville, Tennessee 37219 on the second business day after the last of the conditions set forth in Article VIII is fulfilled or waived or at such other time and place as the parties hereto may agree.

         SECTION 10.3 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Company:        Logan's Roadhouse, Inc.
                                   565 Mariott Drive, Suite 490
                                   Nashville, Tennessee 37214
                                   Attention: President

         Copy to:                  J. Chase Cole, Esquire
                                   Waller Lansden Dortch & Davis,
                                   A Professional Limited Liability Company
                                   2100 Nashville City Center
                                   Nashville, Tennessee 37219

         If to CBRL or LRI:        106 Castle Heights Avenue North
                                   Lebanon, Tennessee 37087
                                   Attention: General Counsel

         Copy to:                  Robert G. McCullough, Esquire
                                   Baker, Donelson, Bearman & Caldwell
                                   1700 Nashville City Center
                                   511 Union Street
                                   Nashville, Tennessee 37219


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         SECTION 10.4 Financial Advisors. The Company represents and warrants that no advisor, broker or finder is entitled to any brokerage or finder's fee or other commission from it based on agreements, arrangements or undertakings made by it in connection with the transactions contemplated hereby except that upon consummation of the transactions contemplated hereby a fee shall be payable by the Company to its investment banker, SunTrust Equitable Securities Corporation. CBRL represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission from CBRL based on agreements, arrangements or undertakings made by CBRL in connection with the transactions contemplated hereby, except that upon consummation of the transactions contemplated hereby a fee shall be payable by CBRL to its investment banker, J.C. Bradford & Co.

         SECTION 10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 10.6 Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         SECTION 10.7 Variation and Amendment. This Agreement may be varied or amended at any time before or after the approval of the adoption of this Agreement by the stockholders of the Company by action of the respective Boards of Directors of the Company, CBRL, Cracker Barrel and LRI, as the case may be, without action by their respective stockholders.

         SECTION 10.8 No Survival of Representations or Warranties. Except to the extent expressly provided herein, none of the representations or warranties included or provided for herein or in any schedule or certificate or other document delivered pursuant to this Agreement shall survive the Effective Time.

         SECTION 10.9 Schedules. Any matter described or included in any Schedule delivered herewith in response to any disclosure obligation hereunder shall be deemed disclosed for all other purposes of this Agreement. In the Schedules delivered herewith, the cross-references to particular provisions of this Agreement are included therein for convenience only and shall not be deemed a part of the Schedules delivered herewith or to affect the construction thereof.

         SECTION 10.10 Miscellaneous. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder;
(c) shall not be assigned, by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Tennessee.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                           LOGAN'S ROADHOUSE, INC.


                                           By: /s/ Edwin W. Moats, Jr.
                                               ---------------------------------
Attest:
      /s/ David J. McDaniel
-----------------------------------
Secretary
                                           CBRL GROUP, INC.


                                           By: /s/ Dan W. Evins
                                               ---------------------------------
Attest:
    /s/ James F. Blackstock
-----------------------------------
Secretary
                                           CRACKER BARREL OLD COUNTRY
                                           STORE, INC.


                                           By: /s/ Dan W. Evins
                                               ---------------------------------
Attest:
    /s/ James F. Blackstock
-----------------------------------
Secretary
                                           LRI MERGER CORPORATION


                                           By: /s/ Ronald N. Magruder
                                               ---------------------------------
Attest:
   /s/ James F. Blackstock
-----------------------------------
Secretary

                                                                        ANNEX B


                                    December 10, 1998

Board of Directors
Logan's Roadhouse, Inc.
565 Marriott Drive, Suite 490
Nashville, TN  37229

Members of the Board:

         We understand that Logan's Roadhouse, Inc. ("Logan's" or the "Company") proposes to enter into an Agreement and Plan of Merger, dated December 10, 1998 (the "Agreement"), with CBRL Group, Inc. ("CBRL"), Cracker Barrel Old Country Store, Inc. ("Cracker Barrel") and LRI Merger Corporation ("LRI"). The Agreement provides that, at the effective time of the merger (the "Merger") of LRI with and into Logan's (the "Effective Time"), Logan's will become a wholly-owned subsidiary of CBRL and each outstanding share of Logan's common stock (other than shares held in the treasury) will be converted into the right to receive $24.00 per share in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement and related documents.

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of the Company (the "Shareholders") of the Merger Consideration.

         SunTrust Equitable Securities Corporation ("SunTrust Equitable"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. SunTrust Equitable has been engaged to render financial advisory services to the Company in connection with the Merger and will receive a fee for rendering this opinion and reimbursement of its expenses. SunTrust Equitable Securities will also receive a fee if a transaction is completed. In addition, the Company has agreed to indemnify SunTrust Equitable for certain liabilities arising out of its engagement, including the rendering of this opinion. In the past, SunTrust Equitable has performed investment banking and financial advisory services for the Company from time to time for which we have received compensation, including serving as a managing underwriter in connection with the Company's initial public offering and two subsequent public equity offerings in 1995, 1996 and 1997, respectively. In the ordinary course of business, we trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

         In connection with our opinion, we have reviewed, among other things, the Agreement, certain publicly-available information and certain other financial information, reports, forecasts

Board of Directors
December 10, 1998
Page 2



and other internal information that was provided to us by or on behalf of the Company for purposes of our analysis. We held discussions with the management and representatives of the Company concerning the historical and current operations of the Company, its financial condition and prospects. In addition, we (i) considered, to the extent available, the financial terms of certain other similar transactions recently effected which we believed to be comparable to the Merger, (ii) compared certain financial positions and operating results of the Company to other companies in the restaurant industry and (iii) conducted such other financial studies, analyses and investigations and reviewed such other information and factors as we deemed appropriate for purposes of this opinion.

         In rendering this opinion, we have relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of the Company. We have assumed that the financial forecasts that we examined were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluations or appraisals. Our opinion is based upon economic, market and other conditions existing on the date hereof and does not address the fairness of the Merger Consideration to the Shareholders as of any other date. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any Shareholder of the Company as to whether or not that Shareholder should vote to approve the Merger. The financial markets in general, and the markets for the securities of the Company, in particular, are subject to volatility, and this opinion does not purport to address potential developments in the financial markets or the markets for the securities of the Company after the date hereof.

         This letter may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent; however, the opinion rendered hereby may be disclosed in the Proxy Statement relating to the Merger to be distributed by the Company to its Shareholders.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Shareholders of the Company.

                                   Very truly yours,


                                   SunTrust Equitable Securities Corporation

                                                                      ANNEX C



                            LOGAN'S ROADHOUSE, INC.
                        SPECIAL MEETING OF SHAREHOLDERS
                                 ________, 1999

         The undersigned hereby appoints Edwin W. Moats, Jr. and David J. McDaniel, or either of them, with power of substitution, as proxies to vote all stock of Logan's Roadhouse, Inc. ("Logan's") owned by the undersigned at the Annual Meeting of shareholders to be held at the Marriott Hotel, __________ Room, 600 Marriott Drive, Nashville, Tennessee 37214, at 9:00 a.m. on ________, 1999, and any adjournment thereof, on the following matter as indicated below and such other business as may properly come before the meeting.

         1. To approve the Agreement and Plan of Merger, dated as of December 10, 1998, attached as Annex A to the Proxy Statement that has been transmitted in connection with the Special Meeting, pursuant to which Logan's will merge with LRI Merger Corporation, a Tennessee corporation and wholly-owned subsidiary of CBRL Group, Inc. ("CBRL"), with Logan's being the surviving corporation, and shareholders of Logan's will receive $24.00 in cash for each share of Common Stock of Logan's owned by them.


                        FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

         2. In their discretion, to act upon any matters incidental to the foregoing and such other business as may properly come before the Special Meeting.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Item 1 above. Any holder who wishes to withhold the discretionary authority referred to in Item 2 above should mark a line through the entire Item. Discretionary authority and votes against approval of the Merger Agreement will not be used to vote in favor of adjournment.



                Receipt of the Proxy Statement dated ______________, 1999, is hereby acknowledged.


                                    Dated: __________, 1999

                                    -------------------------------------------
                                    Signature(s)

                                    (Please sign exactly and as fully as your name appears on your stock certificate. If shares are held jointly, each shareholder should sign.) PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.


                                      C-1